Exhibit 10.1

EXECUTION VERSION

$1,000,000,000

REVOLVING CREDIT AGREEMENT

dated as of

March 13, 2013

among

AVON PRODUCTS, INC.

AVON CAPITAL CORPORATION

THE ADDITIONAL BORROWERS, BANKS AND OTHER LENDERS

FROM TIME TO TIME PARTIES HERETO

and

CITIBANK, N.A.,

as Administrative Agent

Bank of America, N.A.,

as Syndication Agent

BNP Paribas, BBVA Compass, Goldman Sachs Bank USA, HSBC Bank USA, National

Association, and Sovereign Bank, N.A.,

as Co-Documentation Agents

Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas,

BBVA Compass, Goldman Sachs Bank USA, HSBC Bank USA, National Association, and

Sovereign Bank, N.A.,

as

Joint Lead Arrangers and Joint Bookrunners

Lloyds TSB Bank plc,

as Co-Agent

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ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Section 5.01.	Representations and Warranties of the Borrowers	28

ARTICLE 6
CONDITIONS PRECEDENT

Section 6.01.	Conditions to Effectiveness	31
Section 6.02.	Conditions to Each Loan	33
Section 6.03.	Satisfaction of Conditions Precedent	34
Section 6.04.	Additional Borrowers	34

ARTICLE 7
COVENANTS

Section 7.01.	Affirmative Covenants	35
Section 7.02.	Negative Covenants	38

ARTICLE 8
EVENTS OF DEFAULT

Section 8.01.	Events of Default	41
Section 8.02.	Notice of Default	43

ARTICLE 9
THE ADMINISTRATIVE AGENT AND THE BANKS

Section 9.01.	Authorization and Action	44
Section 9.02.	Administrative Agent Individually	44
Section 9.03.	Duties of Administrative Agent; Exculpatory Provisions	45
Section 9.04.	Reliance by Administrative Agent	46
Section 9.05.	Delegation of Duties	46
Section 9.06.	Resignation of Administrative Agent	46
Section 9.07.	Non-Reliance on Administrative Agent and Other Banks	47
Section 9.08.	Indemnification	48
Section 9.09.	Sharing of Payments and Expenses	48
Section 9.10.	Other Agents	49

ARTICLE 10
THE GUARANTY

Section 10.01.	The Guaranty	49
Section 10.02.	Absolute Guaranty	49
Section 10.03.	Consents, Waivers and Renewals	50
Section 10.04.	Subrogation	50

ii

SCHEDULES

Schedule 2.01	–	Banks and Commitments
Schedule 5.01(e)	–	Certain Litigation
Schedule 6.04	–	Certain Additional Borrowers
Schedule 7.02(f)	–	Existing Subsidiary Debt

EXHIBITS

Exhibit A	–	Form of Loan Request
Exhibit B	–	Form of Note
Exhibit C	–	Form of Continuation/Conversion Request
Exhibit D-1	–	Form of Additional Borrower Designation
Exhibit D-2	–	Form of Additional Borrower Confirmation
Exhibit E	–	Form of Assignment and Assumption

iii

REVOLVING CREDIT AGREEMENT, dated as of March 13, 2013 (as further amended, supplemented, modified or extended from time to time, this “Agreement”), among Avon Products, Inc., a New York corporation (“API”), Avon Capital Corporation, a Delaware corporation (“ACC”), each of the Additional Borrowers (as defined below) from time to time designated as such, each of the banks and other lenders from time to time parties hereto (each, a “Bank” and, collectively, the “Banks”) and the Administrative Agent (as defined below).

W I T N E S S E T H:

WHEREAS, API and ACC have requested that, subject to certain conditions, the Administrative Agent and the Banks enter into this Agreement;

WHEREAS, the Administrative Agent and the Banks are willing to enter into this Agreement on the terms and subject to the conditions hereof;

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Certain Definitions.

(a) Terms Generally. The definitions ascribed to terms in this Section 1.01 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any exhibits and schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

(b) Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided, however, that, for purposes of determining compliance with the covenants set forth in Sections 7.02(b), 7.02(d), 7.02(e) and 7.02(f), such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the construction thereof applied in preparing API’s audited financial statements referred to in Section 5.01(d). In the event there shall occur a change in GAAP which but for the foregoing proviso would affect the computation used to determine compliance with either such covenant, the Borrowers and the Banks agree to negotiate in good faith in an effort to agree upon an amendment to this Agreement that will permit compliance with such covenant to be determined by reference to GAAP as so changed while affording the Banks the protection afforded by such covenant prior to such change (it being understood, however, that such covenant shall remain in full force and effect in accordance with its existing terms pending the execution by the Borrowers and the Banks of any such amendment). For the avoidance of doubt, “operating leases” shall not be deemed to be Capital Leases for the purposes of the covenants set forth in Sections 7.02(b), 7.02(d), 7.02(e) and 7.02(f), notwithstanding any subsequent change in GAAP.

(c) Certain Other Terms. The following terms shall have the meanings ascribed to them below or in the Sections of this Agreement indicated below:

“ABR Lending Office” shall mean, with respect to each Bank, its office identified in its Administrative Questionnaire as its domestic lending office or such other office as such Bank may hereafter designate as its domestic lending office or ABR lending office by notice to the Borrowers and the Administrative Agent.

“ABR Loans” shall mean, collectively, Loans, or portions thereof, that bear interest by reference to the Base Rate and in the manner set forth in Section 3.02.

“ACC” shall have the meaning ascribed to such term in the Preamble to this Agreement.

“Additional Amounts” shall have the meaning ascribed to such term in Section 4.04(a).

“Additional Borrower” shall mean, as of any date, a Subsidiary of API that has on or before such date been designated by API as an Additional Borrower in accordance with the terms of this Agreement.

“Additional Costs” shall have the meaning ascribed to such term in Section 4.04(b).

“Administrative Agent” shall mean Citibank, N.A., together with its affiliates, as the administrative agent for the Banks under this Agreement and the Credit Documents.

“Administrative Questionnaire” shall mean, with respect to each Bank, an administrative details reply form in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Bank.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agreement” shall have the meaning ascribed to such term in the Preamble to this Agreement.

“API” shall have the meaning ascribed to such term in the Preamble to this Agreement.

“Applicable Lending Office” shall mean, with respect to any Bank, (a) in the case of its ABR Loans, its ABR Lending Office and (b) in the case of Eurodollar Loans, its Eurodollar Lending Office.

“Applicable Margin” means as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Loans
Level 1 A- / A3 or above	0.00%	1.00%
Level 2 BBB+ /Baa1	0.25%	1.25%
Level 3 BBB/Baa2	0.50%	1.50%
Level 4 BBB-/Baa3	0.75%	1.75%
Level 5 Rating lower than Level 4	1.50%	2.50%

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Percentage
Level 1 A- / A3 or above	0.10%
Level 2 BBB+ /Baa1	0.15%
Level 3 BBB/Baa2	0.20%
Level 4 BBB-/Baa3	0.25%
Level 5 Rating lower than Level 4	0.30%

“Assignee” shall have the meaning ascribed to such term in Section 11.08(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an Assignee (with the consent of any party whose consent is required by Section 11.08), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Augmenting Bank” shall have the meaning ascribed to such term in Section 2.04.

“Available Facility” shall mean (a) on any date prior to the Termination Date, an amount equal to the remainder of (i) the Total Commitment on such date minus (ii) the sum of the aggregate outstanding principal amount of Loans on such date and (b) on and after the Termination Date, $0.

“Bank” shall have the meaning ascribed to such term in the Preamble to this Agreement.

“Base Rate” shall mean, for any day, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall be equal to the highest of:

(a) the rate of interest publicly announced by the Administrative Agent in New York City from time to time as its “base rate” in effect on such day;

(b) the sum of (i) 1/2 of 1% per annum and (ii) the Federal Funds Rate in effect on such day; and

(c) the sum of (i) 1% per annum and (ii) the rate equal to LIBOR for an Interest Period of one month for each day that an ABR Loan is outstanding (and in respect of any day that is not a Eurodollar Business Day, LIBOR as in effect on the immediately preceding Eurodollar Business Day).

“Benefit Arrangement” shall mean, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” shall mean, with respect to any Loan, whichever of the Borrowers that has borrowed such Loan in accordance with the terms hereof.

“Borrowers” shall mean, collectively, as of any date, the Initial Borrowers and the Additional Borrowers as of such date; provided that if ACC shall at any time cease to be a Wholly-Owned Subsidiary, it shall cease to be an Initial Borrower or a Borrower at such time. Without in any way limiting API’s obligations as guarantor under Article 10, all the obligations of the Borrowers hereunder and in respect of any Loans shall be several and not joint.

“Borrowing Date” shall mean, with respect to any Loan, the date set forth in the relevant Loan Request as the date upon which such Borrower desires to borrow such Loan.

“Capital Lease” shall mean, with respect to any Person, any obligation of such Person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased by such Person that is required to be accounted for as a liability on a balance sheet of such Person in accordance with GAAP.

“Change of Control” shall mean, with respect to API, (i) any “person” (as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof), excluding API, any Subsidiary and any Plan (including any trustee of such plan acting as trustee), but including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of shares of API having at least 35% of the total number of votes that may be cast for the election of directors of API, provided that no Event of Default will occur as a result of an acquisition of stock by API which increases, proportionately, the stock representing the voting power of API owned by such person or group above 35% of the voting power of API and provided further that if such person or group acquires stock representing more than 35% of the voting power of API by reason of share purchases by API, and after such share purchases by API acquires any additional shares representing voting power of API, then an Event of Default shall occur; or (ii) within any 24-month period beginning on or after the date hereof, the persons who were directors of API immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors of API or the board of directors of any successor to API, provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this clause (ii) and provided further that any director elected to the Board of Directors of API to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an Incumbent Director.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment” shall mean, with respect to any Bank, the amount of such Bank’s commitment to make Loans reflected in the Register. In the case of Banks parties hereto on the date hereof, such amount is set forth opposite such Bank’s name under the heading “Commitment” on Schedule 2.01, as such amount may be reduced from time to time pursuant to Section 2.05, 4.06 or 11.08 or increased from time to time pursuant to Section 2.04 or 11.08. Each Bank’s Commitment shall terminate on the Termination Date.

“Commitment Fee” shall have the meaning ascribed to such term in Section 3.08(a).

“Consolidated EBIT” means, for any period, for API and its Consolidated Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income and without duplication: (i) Consolidated Interest Expense for such period, (ii) the provision for federal, state, local and foreign income taxes payable by API and its Consolidated Subsidiaries for such period, (iii) extraordinary and other non-cash losses and expenses ((w) other than in respect of provision for doubtful accounts or provision for obsolescence, (x) other than in respect of depreciation and amortization expense, (y) excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period, and (z) excluding any amortization of a prepaid cash item that was paid in a prior period), (iv) one-time fees, cash charges and other cash expenses, premiums or penalties incurred in connection with any asset sale, any issuance of equity interests or any issuance, incurrence or repayment of indebtedness and/or any refinancing transaction or modification or amendment of any debt instrument (including any transaction undertaken but not completed) and (v) cash charges and other cash expenses (including as cash charges and expenses any such non-cash items that represent an accrual or reserve for potential cash items in a future period), premiums or penalties incurred in connection with any restructuring or relating to any legal or regulatory action, settlement, judgment or ruling, in an aggregate amount not to exceed $400,000,000 for the period from October 1, 2012 until the Termination Date, provided, that restructuring charges incurred after December 31, 2014 shall not be included in this clause (v) and minus (b) all non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period or is expected to be a cash item in any future period).

“Consolidated EBITDA” means, for any period, for API and its Consolidated Subsidiaries, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income and without duplication: (i) Consolidated Interest Expense for such period, (ii) the provision for federal, state, local and foreign income taxes of API and its Consolidated Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) extraordinary and other non-cash losses and expenses ((x) other than in respect of provision for doubtful accounts or provision for obsolescence, (y) excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period, and (z) excluding any amortization of a prepaid cash item that was paid in a prior period), (v) one-time fees, cash charges and other cash expenses, premiums or penalties incurred in connection with any asset sale, any issuance of equity interests or any issuance, incurrence or repayment of indebtedness and/or any refinancing transaction or modification or amendment of any debt instrument (including any transaction undertaken but not completed) and (vi) cash charges and other cash expenses (including as cash charges and expenses any such non-cash items that represent an accrual or reserve for potential cash items in a future period) , premiums or penalties incurred in connection with any restructuring or relating to any legal or regulatory action, settlement, judgment or ruling in an aggregate amount not to exceed $400,000,000 for the period from the October 1, 2012 until the Termination Date, provided, that restructuring charges incurred after December 31, 2014 shall not be included in this clause (vi), and minus (b) all non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period or is expected to be a cash item in any future period)

“Consolidated Interest Expense” means, for any period, for API and its Consolidated Subsidiaries, interest expense (other than (i) hyperinflationary interest expense in any country that is offset by corresponding foreign exchange-related gains, (ii) interest expense attributable to pension accruals in Germany and Italy and (iii) interest payable to the Internal Revenue Service in respect of taxes).

“Consolidated Net Income” means, for any period, for API and its Consolidated Subsidiaries, the net income of API and its Consolidated Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Subsidiary” shall mean, at any date with respect to any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in the consolidated financial statements of such Person if such statements were prepared in accordance with GAAP as of such date.

“Conversion Date” shall mean the date on which a conversion of interest rates on outstanding Loans, pursuant to a Conversion Request, shall take effect.

“Conversion Request” shall mean a telephonic request (confirmed in writing not later than 12:00 P.M., New York time, on the date of such telephonic notice) by a Borrower to convert the interest rate on all or portions of its outstanding Loans pursuant to the terms hereof, which shall specify, with respect to such outstanding Loans, (i) the requested Conversion Date, which shall be not less than three Eurodollar Business Days after the date of such Conversion Request, (ii) the aggregate amount of the Loans, from and after the Conversion Date, which are to bear interest as ABR Loans or Eurodollar Loans, as the case may be, and (iii) the term of the Interest Periods therefor, if any.

“Credit Documents” shall mean, collectively, this Agreement and the Notes.

“Debt” shall mean, with respect to any Person at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee under Capital Leases, (e) all contingent or non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid or payable (currently or in the future, on a contingent or non-contingent basis) under a letter of credit, bankers’ acceptance or similar instrument, other than contingent obligations relating to letters of credit issued to support trade payables, (f) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person and (g) all Debt of others Guaranteed by such Person; provided, however, that (x) Debt shall not include any obligations incurred in connection with the funding of a trust established under Section 501(c)(9) of the Code and (y) for purposes of Section 7.02(e), Debt shall not include undrawn amounts in respect of letters of credit or similar instruments.

“Default” shall mean any event or circumstance which, with the giving of notice or the passage of time, or both, would unless cured or waived become an Event of Default.

“Defaulting Bank” means, subject to Section 2.08(c), any Bank that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within three Domestic Business Days of the date required to be funded by it hereunder unless such Bank notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within three Domestic Business Days of the date when due, unless the subject of a good faith dispute, (c) has notified API or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s determination that one or more conditions precedent to funding, which conditions precedent, together with any applicable default, shall be specifically identified in such writing or public statement, cannot be satisfied), (d) has failed, within three Domestic Business Days after written request by the Administrative Agent (based on its reasonable belief that such Bank may not fulfill its funding obligations hereunder), to confirm in a manner satisfactory to the Administrative

Agent that it will comply with its funding obligations hereunder, or (e) has become, or the parent company of which has become, the subject of a bankruptcy or insolvency proceeding; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in such Bank or a parent company thereof by a governmental authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Person.

“Dollars” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Effective Date” shall have the meaning ascribed to such term in Section 6.01.

“Environmental Laws” shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or clean-up or other remediation thereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Group” shall mean API and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with API, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Eurodollar Business Day” shall mean any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

“Eurodollar Lending Office” shall mean, with respect to each Bank, its office, branch or affiliate identified in its Administrative Questionnaire as its Eurodollar lending office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Eurodollar lending office by notice to the Borrowers and the Administrative Agent.

“Eurodollar Loans” shall mean, collectively, Loans, or portions thereof, that bear interest at the rate and in the manner set forth in Section 3.03.

“Eurodollar Reserve Percentage” shall mean, for any day, the percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any marginal, supplemental or emergency reserve requirements) for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion dollars in respect of “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board (or any successor regulation)).

“Event of Default” shall mean any of the events described in Section 8.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean (a) all present and future taxes imposed on or measured by the overall net income of any Bank (or any office, branch or subsidiary of such Bank) or any franchise taxes, taxes on doing business or taxes measured by capital or net worth imposed on any Bank (or any office, branch or subsidiary of such Bank), in each case imposed by the United States of America or any political subdivision or taxing authority thereof or therein, or taxes on or measured by the overall net income of any office, branch or subsidiary of a Bank or any franchise taxes, taxes imposed on doing business or taxes measured by capital or net worth imposed on any office, branch or subsidiary of such Bank, in each case imposed by any foreign country or subdivision thereof in which such office, branch or subsidiary is doing business, (b) any branch profits taxes or any similar tax imposed by any jurisdiction referred to in clause (a) above and (c) any withholding tax that is imposed on amounts payable to a Bank as a result of FATCA.

“Existing Credit Agreement” shall mean the Revolving Credit and Competitive Advance Facility Agreement dated as of November 2, 2010 among API, ACC, the additional borrowers and the lenders parties thereto and Citibank, N.A., as administrative agent.

“Existing Debt” shall have the meaning provided in Section 7.02(f).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (a) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (b) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System or any successor agency.

“Fee Payment Date” shall mean the last day of each calendar quarter, commencing with the first such day after the date hereof, and the earlier of (a) any other date on which the Total Commitment is cancelled in full and (b) as to any Bank, its Termination Date.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Obligations” shall have the meaning ascribed to such term in Section 10.01.

“Guaranty” by any Person shall mean any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof (in whole or in part); provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Indemnified Tax” shall have the meaning ascribed to such term in Section 4.04(a)(ii).

“Initial Borrower” shall mean API or ACC.

“Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBIT to (b) Consolidated Interest Expense (excluding, to the extent included in interest expense, expenses incurred in connection with any premiums, consent fees, make-whole payments or other payments made to the holders of any Debt issued by API under (a) the Note Purchase Agreement dated as of November 23, 2010 or (b) the 5.625% Notes due March 1, 2014 for purposes of retiring or amending the terms of such Debt), in each case for the period of four fiscal quarters ending on such date.

“Interest Period” shall mean, with respect to each Eurodollar Loan, the period commencing on the Borrowing Date or on the last day of the preceding Interest Period and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable Loan Request or pursuant to Section 3.03(b); provided that

(i) any Interest Period that would otherwise end on a day that is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day,

(ii) any Interest Period that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Eurodollar Business Day of a calendar month, and

(iii) any Interest Period that begins before the Termination Date and would otherwise end after the Termination Date shall end on the Termination Date.

“Level” means a Public Debt Rating level as specified in the definition of “Applicable Margin” or “Applicable Percentage”, as applicable.

“LIBOR” shall mean, with respect to any Interest Period for a Eurodollar Loan, the rate per annum determined by the Administrative Agent as the offered rate for Dollar deposits with a term comparable to such Interest Period that appears on the Reuters Screen (as defined below) at approximately 11:00 A.M., London time, on the second full Eurodollar Business Day preceding the first day of such Interest Period. However, if such rate does not appear on the Reuters Screen, “LIBOR” shall mean the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%) of the respective rates of interest communicated by the Reference Banks to the Administrative Agent as the rate at which Dollar deposits are offered to the Reference Banks by leading banks in the London interbank deposit market at approximately 11:00 A.M., London time, on the second full Eurodollar Business Day preceding the first day of such Interest Period in an amount substantially equal to the principal amount of such Eurodollar Loan (rounded up to the nearest integral multiple of $1,000,000) for a term equal to such Interest Period. “Reuters Screen” shall mean the display designated as Page LIBOR01 on the service provided by Reuters (or such other page as may replace such page on such service, or any successor to the substitute for such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Request” shall mean a telephonic request (confirmed in writing by not later than 12:00 P.M., New York time, on the date of such telephonic request) by a Borrower to borrow Loans, which shall specify (a) the requested Borrowing Date, (b) the aggregate amount of Loans that such Borrower desires to borrow on such date, (c) whether such requested Loans are to bear interest as ABR Loans or Eurodollar Loans and (d) if the requested Loans are to bear interest as Eurodollar Loans, the Interest Period therefor.

“Loans” shall mean, collectively, ABR Loans and Eurodollar Loans, in each case denominated in Dollars.

“Material Plan” shall mean a Plan or Plans having aggregate Unfunded Liabilities in excess of $100,000,000.

“Material Subsidiary” shall mean, as of any date, a Subsidiary having assets (excluding intercompany assets that would be eliminated after consolidation in accordance with GAAP) of at least $150,000,000, as reflected in the most recent quarterly or annual balance sheet of such Subsidiary dated on or prior to such date.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Multiemployer Plan” shall mean an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is making or accruing an obligation to make contributions or has within the preceding five plan years made contributions (including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period) and under which liability may be imposed on any member of the ERISA Group.

“Notes” shall mean, collectively, the promissory notes of the Borrowers evidencing Loans, if any.

“Non-Consenting Bank” means any Bank that, in response to any request by API or the Administrative Agent to a departure from, waiver of or amendment to any provision of any Credit Document that requires the agreement of all Banks, which departure, waiver or amendment receives the consent of the Required Banks, shall not have given its consent to such departure, waiver or amendment.

“Participant” shall have the meaning ascribed to such term in Section 11.08(d).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean an employee pension benefit plan as defined in Section 3(2) of ERISA which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is maintained for employees of API or any other member of the ERISA Group.

“Prescribed Forms” shall mean such duly executed form(s) or statement(s), and in such number of copies, which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (a) an income tax treaty between the United States and the country of residence of the Bank providing the form(s) or statement(s), (b) the Code or (c) any applicable rule or regulation under the Code, permit one or more of the Borrowers to make payments hereunder for the account of such Bank free of deduction or withholding for income or similar taxes.

“Pro Rata Share” shall mean, in the case of each Bank, the proportion of such Bank’s Commitment to the Total Commitment of all the Banks or, if the Total Commitment shall have been cancelled or reduced to $0 or expired, the proportion of the aggregate amount of such Bank’s Loans then outstanding to the aggregate amount of Loans then outstanding.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long term senior unsecured debt issued by API or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if no rating for API’s senior unsecured long-term debt shall be available from either rating agency, such rating agency shall be deemed to have established a Level 5 rating; (b) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (c) if the ratings established or deemed established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the Level corresponding to the more favorable of such ratings except if the lower of such ratings is more than one Level below the higher of such ratings, the Applicable Margin and the Applicable Percentage shall be based upon the Level that is one Level below the higher of such ratings; (d) if any rating established or deemed established by S&P or Moody’s shall be changed (other than as a result of a change in the rating system of either Moody’s or S&P), such change shall be given effect on and as of the opening of business on the date when such change is first announced by the rating agency making such change; and (e) if the rating system of either Moody’s or S&P shall change prior to the Termination Date, API and the Banks shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system.

“Reference Bank” shall mean each of Citibank, N.A. and Bank of America, N.A.

“Register” shall have the meaning ascribed to such term in Section 11.08(c).

“Related Parties” means, with respect to any Person, such Person’s affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s affiliates.

“Required Banks” shall mean, at any date, Banks having at least a majority of the Total Commitment or, if the Total Commitment has been cancelled or terminated, holding at least a majority of the aggregate outstanding principal amount of the Loans.

“Responsible Officer” shall mean, with respect to a Person, the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, deputy treasurer or assistant treasurer, secretary or assistant secretary or any vice president of such Person.

“S&P” shall mean Standard & Poor’s Financial Services LLC and any successor thereto that is a nationally recognized rating agency.

“SEC” shall mean the Securities and Exchange Commission or any successor agency.

“Subsidiary” shall mean any corporation or other entity of which a majority of the securities or other ownership interests having ordinary voting power to elect directors or other persons performing similar functions are at the time directly or indirectly owned by API.

“Taxes” shall have the meaning ascribed to such term in Section 4.04(a)(i).

“Termination Date” shall mean the earlier of (a) the fourth anniversary of the Effective Date and (b) the date on which all Loans shall have been fully repaid and all Commitments entirely cancelled.

“Total Commitment” shall mean the aggregate Commitments of all the Banks, being initially $1,000,000,000 (subject to cancellation, increase or reduction pursuant to Section 2.04 or 2.05).

“Unfunded Liabilities” means, with respect to any Plan, any amount by which (a) the present value of all benefit liabilities under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Unused Commitment” shall mean, as to each Bank on any day, such Bank’s Commitment minus the aggregate outstanding principal amount of ABR Loans and Eurodollar Loans made by such Bank.

“Wholly-Owned Subsidiary” shall mean any Subsidiary all the shares of stock of all classes of which (other than directors’ qualifying shares) at the time are owned directly or indirectly by API.

ARTICLE 2

THE LOANS

Section 2.01. The Loans; Commitments. (a) Prior to the Termination Date and subject to the terms and conditions of this Agreement, each of the Banks, severally and not jointly with the other Banks, agrees to make one or more Loans denominated in Dollars to the Borrowers from time to time in an aggregate principal amount at any one time outstanding not to exceed its Commitment; provided, however, that the amount of Loans which may be borrowed on any Borrowing Date may not exceed the Available Facility (after giving effect to any Loans being repaid or prepaid on such Borrowing Date and any other Loans to be made on such Borrowing Date).

(b) Each Bank’s Commitment, as of the date of this Agreement, is set forth opposite its name in Schedule 2.01, and, after such date, each Bank’s Commitment shall be recorded in the Register as provided in Section 11.08(c).

Section 2.02. Procedure for Loans. (a) A Borrower may borrow Loans by giving a Loan Request telephonically, to the Administrative Agent not later than 10:30 A.M., New York time (to be confirmed in writing in substantially the form of Exhibit A not later than 12:00 P.M., New York time, on the same day), (i) on the Borrowing Date therefor with respect to any ABR Loan and (ii) at least three Eurodollar Business Days before the Borrowing Date with respect to any Eurodollar Loan. Loans shall be in an amount equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof (except that such borrowing of ABR Loans may be in the aggregate amount of the unused portion of the Total Commitment).

(b) Upon receipt of any Loan Request from a Borrower, the Administrative Agent shall forthwith give notice to each Bank of the substance thereof. Not later than 2:00 P.M., New York time, on the Borrowing Date specified in such Loan Request, each Bank shall make available to the Administrative Agent in immediately available funds at the Applicable Lending Office of the Administrative Agent (or, if the Administrative Agent has specified a different address in the notice referred to above, at such address), such Bank’s Pro Rata Share of the Loans requested.

(c) Upon receipt by the Administrative Agent of such funds (and to the extent received by it from the various Banks), the Administrative Agent shall disburse to the relevant Borrower on the requested Borrowing Date the Loans requested in such Loan Request. The Administrative Agent may, but shall not be required to, advance on behalf of any Bank such Bank’s Pro Rata Share of such Loans on a Borrowing Date unless such Bank shall have notified the Administrative Agent prior to such Borrowing Date that it does not intend to make available its Pro Rata Share of such Loans on such date. If the Administrative Agent makes such an advance, the Administrative Agent shall be entitled to recover such amount on demand from the Bank on whose behalf such advance was made, and if such Bank does not pay the Administrative Agent the amount of such advance upon demand, the relevant Borrower shall promptly repay such amount to the Administrative Agent, acting for the Banks. Until such amount is repaid to the Administrative Agent by such Bank or the relevant Borrower, such advance shall be deemed for all purposes to be a Loan made by the Administrative Agent. The Administrative Agent shall be entitled to recover from the Bank or such Borrower, as the case may be, interest on the amount advanced by it for each day from the Borrowing Date therefor until repaid to the Administrative Agent at a rate per annum equal to (i) in the case of an amount recovered from any Bank, the Federal Funds Rate or (ii) in the case of an amount recovered from a Borrower, the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 3.01. The failure of any Bank to make any Loan to be made by it on any Borrowing Date shall not relieve any other Bank of its obligation, if any, hereunder to make its Loan on such Borrowing Date, and neither the Administrative Agent nor any other Bank shall be responsible for the failure by such Bank to make the Loan to be made by such Bank on such Borrowing Date.

Section 2.03. Evidence for Loans. (a) Each Bank shall maintain, in accordance with its customary and usual practice, accounts evidencing the indebtedness of each Borrower to such Bank resulting from each Loan made by such Bank from time to time, including an indication of the Applicable Lending Office and the amounts of principal and interest payable and paid to such Bank in respect of Loans.

(b) The Administrative Agent shall maintain, in accordance with its customary and usual practice, accounts evidencing the indebtedness of each Borrower to each Bank resulting from each Loan made hereunder.

(c) The entries made in the foregoing accounts shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the indebtedness of each Borrower therein recorded; provided, however, that the failure of any Bank or the Administrative Agent to maintain any such account, as applicable, or any error therein, shall not in any manner affect the validity or enforceability of any obligation of a Borrower to repay any Loan actually made to such Borrower by such Bank in accordance with the terms of this Agreement.

(d) A Borrower’s obligation to repay any Loan that shall be assigned to a Federal Reserve Bank by a Bank shall, to the extent requested by such Bank in order to effect such assignment, be evidenced by one or more Notes, in substantially the form of Exhibit B (a “Note”). A Note shall be (i) in the principal amount of the Loan or Loans so assigned and (ii) stated to mature on the Termination Date and bear interest from its date until paid in full on the principal balance (from time to time outstanding thereunder) payable at the rates and in the manner provided herein.

Section 2.04. Increase of Commitment. API may from time to time, by notice to the Administrative Agent (which shall promptly deliver a copy to each of the Banks), request that the Total Commitment be increased by $10,000,000 or an integral multiple thereof and will not result in the Total Commitment exceeding $1,250,000,000. Each such notice shall set forth the requested amount of the increase in the Total Commitment and the date on which such increase is to become effective (which shall be not fewer than twenty days after the date of such notice), and shall offer each Bank the opportunity to increase its Commitment by its ratable share, based on the amounts of the Banks’ Commitments on the date of such notice, of the requested increase in the Total Commitment. Each Bank shall, by notice to API and the Administrative Agent given not more than ten Domestic Business Days after the date of API’s notice, either agree to increase its Commitment by all or a portion of the offered amount or decline to increase its Commitment (and any Bank that does not deliver such a notice within such period of ten Domestic Business Days shall be deemed to have declined to increase its Commitment). In the event that, on the tenth Domestic Business Day after API shall have delivered a notice pursuant to the first sentence of this paragraph, the Banks shall have agreed pursuant to the preceding sentence to increase their Commitments by an aggregate amount less than the increase in the Total Commitment requested by API, API shall have the right to arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an “Augmenting Bank”), which may include any Bank, to extend Commitments or increase their existing Commitments in an aggregate amount equal to the unsubscribed amount, provided that each Augmenting Bank, if not already a Bank hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed) and shall execute all such documentation as the Administrative Agent shall specify to evidence its status as a Bank hereunder. If (and only if) Banks (including Augmenting Banks) shall have agreed to increase their Commitments or to extend new Commitments in an aggregate amount not less than $10,000,000, such increases and such new Commitments shall become effective on the date specified in the notice delivered by API pursuant to the first sentence of this Section. Notwithstanding the foregoing, no increase in the Total Commitment (or in the Commitment of any Bank) shall become effective under this paragraph unless, on the date of such increase, (i) the conditions set forth in paragraphs (b) and (c) of Section 6.02 (including the condition set forth in Section 6.02(c) insofar as it relates to representations and warranties contained in Sections 5.01(d)(ii) and 5.01(e) which are otherwise excluded in Section 6.02) shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of API or (ii) the Banks shall have waived the requirements set forth in clause (i) of this sentence.

Section 2.05. Reduction of Commitments. (a) Ratable Reduction. API shall have the right, upon not less than three Domestic Business Days’ (or such shorter notice as may be agreed by the Administrative Agent) telephonic notice (promptly confirmed in writing) from API to the Administrative Agent and, if the Total Commitment is thereby to be reduced to zero, upon payment of the Commitment Fee accrued to (but excluding) the date of such reduction, to reduce the Total Commitment in full or in part; provided, however, that the amount of any reduction in the Total Commitment may not exceed the Available Facility (after giving effect to any Loans being repaid or prepaid on the day of such reduction and any Loans to be made on such day). Partial reductions of the Total Commitment shall be in the amount of $10,000,000 or in integral multiples of $1,000,000 in excess thereof (or, if the Available Facility is less than $10,000,000, then all of such lesser amount). Subject to Section 2.04, all reductions of the Total Commitment shall be permanent.

(b) Non-Ratable Reduction. API shall have the right, upon at least ten Domestic Business Days’ written notice to a Defaulting Bank (with a copy to the Administrative Agent), to terminate in whole such Bank’s Commitment; provided that if any Loans have been made by such Defaulting Bank and remain outstanding, no Default or Event of Default has occurred and is continuing. Such termination shall be effective, (x) with respect to such Bank’s Unused Commitment, on the date set forth in such notice, provided, however, that such date shall be no earlier than ten Domestic Business Days after receipt of such notice and (y) with respect to each Loan outstanding to such Bank, in the case of an ABR Loan, on the date set forth in such notice and in the case of a Eurodollar Loan, on the last day of the then current Interest Period relating to such Loan. Upon termination of a Bank’s Commitment under this Section 2.05(b), the Borrowers will pay or cause to be paid in full in cash all principal of, and interest accrued to the date of such payment on, Loans owing to such Bank and pay any accrued Commitment Fees payable to such Bank pursuant to the provisions of Section 3.08 (subject to Section 2.08), and all other amounts payable to such Bank hereunder (including, but not limited to, any increased costs or other amounts owing under Section 4.04; and upon such payments, the obligations of such Bank shall, by the provisions hereof, be released and discharged; provided, however, that such Bank’s rights under Sections 4.03, 4.04 and 11.10, and its obligations under Section 9.08 shall survive such release and discharge as to matters occurring prior to such date; provided further, however, that if pursuant to this Section 2.05(b), the Borrowers shall pay to a Defaulting Bank any principal of, or interest accrued on, the Loans owing to such Defaulting Bank, then the Borrowers shall either (x) confirm to the Administrative Agent that the conditions set forth in Section 6.02(b) and (c) are met on and as of such date of payment or (y) pay or cause to be paid a ratable payment of principal and interest to all Banks who are not Defaulting Banks. Subject to Section 2.04, once so reduced or terminated pursuant to this Section 2.05, the Commitments of the Banks shall not be reinstated.

Section 2.06. Prepayment of Loans. A Borrower shall have the right, by giving telephonic notice (promptly confirmed in writing) to the Administrative Agent by not later than 10:30 A.M., New York time, (i) on the day of prepayment in the case of ABR Loans and (ii) on the third Eurodollar Business Day prior to the day of prepayment in the case of Eurodollar Loans, to prepay Loans of such Borrower bearing interest on the same basis and having the same Interest Period, if any, in whole or in part, without premium or penalty, in the aggregate principal amount of $10,000,000 or integral multiples of $1,000,000 in excess thereof (or, if the outstanding aggregate principal amount of such Loan is less than $10,000,000, then all of such lesser amount), together with accrued interest (except for ABR Loans, as to which such interest shall be paid on the next date when it otherwise would be payable under 3.02) on the principal being prepaid to (but excluding) the date of prepayment and, in the case of Eurodollar Loans, the amounts required by Section 4.03. Subject to the terms and conditions hereof, Loans so prepaid may be reborrowed by any Borrower.

Section 2.07. Purpose of Loans. The proceeds of the Loans will be used for general corporate purposes.

Section 2.08. Defaulting Banks. (a) Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(i) fees shall cease to accrue on the Commitment of such Defaulting Bank (other than a Defaulting Bank only under clause (e) of the definition thereof) pursuant to Section 3.08(a);

(ii) the Unused Commitment of such Defaulting Bank (other than a Defaulting Bank only under clause (e) of the definition thereof) shall not be included in determining whether the Required Banks have taken or may take any action hereunder; and

(iii) any amount payable to such Defaulting Bank hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Bank) shall, in lieu of being distributed to such Defaulting Bank, subject to any applicable requirements of law, be applied by the Administrative Agent, in the following order of priority: (x) first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder, (y) second, to the funding of any Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement and (z) the balance to such Defaulting Bank.

(b) The rights and remedies against a Defaulting Bank under this Section 2.08 are in addition to other rights and remedies that any Borrower, the Administrative Agent or any Bank may have against such Defaulting Bank.

(c) In the event that the Administrative Agent and API agree that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then such Bank shall purchase at par such of the Loans of the other Banks as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Loans ratably in accordance with its Commitment (or, if the Total Commitments have terminated, as last in effect) and such Bank shall no longer be a Defaulting Bank.

ARTICLE 3

INTEREST, CONVERSION, FEES, ETC.

Section 3.01. Procedure for Interest Rate Determination. Unless a Borrower shall request in a Loan Request or in a Conversion Request that its Loans, or portions thereof, bear interest as Eurodollar Loans, such Borrower’s Loans shall bear interest as ABR Loans.

Section 3.02. Interest on ABR Loans. Each ABR Loan shall bear interest from the date of such ABR Loan until paid in full, or (if converted into a Eurodollar Loan) to (but excluding) the first day of the relevant Interest Period, payable in arrears on the last day of each calendar quarter, commencing with the first such date after the date hereof, and on the date such Loan is repaid, at a rate per annum (on the basis of (i) a 365-day year (366 days in the case of a leap year) if the Base Rate is calculated based on the “base rate” and (ii) a 360-day year if the Base Rate is calculated based on the Federal Funds Rate or LIBOR, for the actual number of days involved) equal to the sum of (i) the Applicable Margin for Base Rate Loans and (ii) the Base Rate in effect from time to time, which rate shall change as and when said Base Rate shall change.

Section 3.03. Interest on Eurodollar Loans. (a) Each Eurodollar Loan shall bear interest from the date of such Loan to (but excluding) the last day of the relevant Interest Period, or (if earlier) to (but excluding) the Termination Date, payable in arrears (A) with respect to Interest Periods of three months or less, on the last day of such Interest Period, and (B) with respect to Interest Periods longer than three months, on the date which occurs three months after the first day of such Interest Period and on the last day of such Interest Period, at a rate per annum (on the basis of a 360-day year for the actual number of days involved, with respect to each Interest Period), equal to the sum of (i) the Applicable Margin for Eurodollar Loans and (ii) LIBOR.

(b) The Interest Period for each Eurodollar Loan shall be selected by the relevant Borrower at least three Eurodollar Business Days prior to the beginning of such Interest Period. If such Borrower fails to notify the Administrative Agent of the Interest Period for a subsequent Eurodollar Loan at least three Eurodollar Business Days prior to the last day of the then current Interest Period of an outstanding Eurodollar Loan, then such outstanding Eurodollar Loan shall become an ABR Loan at the end of such current Interest Period.

(c) For so long as any Bank maintains reserves against “Eurocurrency Liabilities” pursuant to Regulation D of the Federal Reserve Board (or any successor regulation), each Borrower shall, subject to the two next succeeding sentences, contemporaneously with the related interest payments, pay additional interest on each Eurodollar Loan of such Bank at a rate per annum up to but not exceeding the excess of (i) (A) LIBOR divided by (B) one minus the Eurodollar Reserve Percentage over (ii) LIBOR. Each Bank shall promptly notify API, with a copy to the Administrative Agent, upon becoming aware that any Borrower may be required to make a payment pursuant to this Section 3.03(c). When requesting payment pursuant to this Section 3.03(c), each Bank shall provide to API, with a copy to the Administrative Agent, a certificate, signed by an officer of such Bank, setting forth, in reasonable detail, the basis of such claim, the amount required to be paid by the Borrower to such Bank and the computations made by such Bank to determine such amount. Absent demonstrable error, such certificate shall be binding as to the amounts of additional interest owing in respect of such Bank’s Eurodollar Loans.

Section 3.04. [Reserved].

Section 3.05. Continuation and Conversion of Loans. (a) A Borrower may request, by telephonic notice to the Administrative Agent of a Conversion Request, confirmed in writing in substantially the form of Exhibit C by no later than 12:00 P.M., New York time, on the same day, in advance of the requested Conversion Date as provided in the definition of “Conversion Request”, that:

(i) all the outstanding ABR Loans of such Borrower, or a portion thereof in an aggregate amount equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof, be converted into a Eurodollar Loan on the requested Conversion Date; or

(ii) all the Eurodollar Loans of such Borrower having the same Interest Period, or a portion thereof in an aggregate amount equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof, be converted into ABR Loans on the requested Conversion Date.

(b) Upon receipt of any such Conversion Request from a Borrower, the Administrative Agent shall forthwith give notice to each Bank of the substance thereof. Effective on such Conversion Date and upon payment by such Borrower of the amounts, if any, required by Section 4.03, the Loans or portions thereof as to which the Conversion Request was made shall commence to accrue interest as set forth in this Article 3 for the type of interest rate and, in the case of a conversion of ABR Loans into Eurodollar Loans, Interest Period selected by such Borrower.

Section 3.06. Post-Maturity Interest. After maturity (whether by acceleration or otherwise) of any Loan, such Loan shall bear interest, payable on demand, at a rate per annum equal to the sum of (i) 2% plus (ii) the Base Rate in effect from time to time plus (iii) the Applicable Margin for ABR Loans.

Section 3.07. Maximum Interest Rate. (a) Nothing in this Agreement or any other Credit Document shall require a Borrower to pay interest at a rate exceeding the maximum rate permitted by applicable law. Neither this Section nor Section 11.01 is intended to limit the rate of interest payable for the account of any Bank to the maximum rate permitted by the laws of the State of New York (or any other applicable law) if a higher rate is permitted with respect to such Bank by supervening provisions of U.S. federal law.

(b) If the amount of interest payable by a Borrower for the account of any Bank on any interest payment date in respect of the immediately preceding interest computation period, computed pursuant to this Article 3, would exceed the maximum amount permitted by applicable law to be charged by such Bank, the amount of interest payable for its account on such interest payment date shall automatically be reduced to such maximum permissible amount.

Section 3.08. Fees. (a) The Borrowers, jointly and severally, agree to pay, in arrears on each Fee Payment Date, to the Administrative Agent for the account of each Bank, a fee (the “Commitment Fee”) for the quarterly period (or shorter period commencing on the Effective Date or ending on the Termination Date) ending on the Domestic Business Day immediately preceding such Fee Payment Date at a rate per annum equal to the Applicable Percentage (as from time to time in effect, and appropriately adjusted if there are any changes to the Applicable Percentage during the relevant period) on the average Unused Commitments during such period.

(b) The Commitment Fee shall be computed based on a 365-day year (366 days in the case of a leap year), for the actual number of days involved.

ARTICLE 4

DISBURSEMENT AND PAYMENT

Section 4.01. Disbursement of Loans; Pro Rata Treatment of Banks. (a) ABR Loans shall be made by each Bank from its ABR Lending Office.

(b) Eurodollar Loans shall be made by each Bank from its Eurodollar Lending Office.

(c) Each payment of a Commitment Fee, each reduction of the Total Commitment and, except as expressly provided otherwise in this Agreement, each payment of principal of or interest on Loans shall be apportioned among the Banks in proportion to each Bank’s Pro Rata Share.

(d) If API shall designate as an Additional Borrower hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Bank may, with notice to the Administrative Agent and API, fulfill its Commitment by causing an affiliate of such Bank to act as the Bank in respect of such Additional Borrower (and such Bank shall, to the extent of Loans made to such Additional Borrower, be deemed for all purposes hereof to have pro tanto assigned such Loans to such affiliate in compliance with the provisions of Section 11.08).

Section 4.02. Method of Payment. (a) All payments of principal of and interest on the Loans and of fees hereunder shall be payable in Dollars.

(b) All payments to be made by the Borrowers hereunder shall be made not later than 2:00 P.M., New York time, on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its office referred to in Section 11.06 hereof.

(c) Whenever any payment of principal of, or interest on, ABR Loans or fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, Eurodollar Loans shall be due on a day which is not a Eurodollar Business Day, the date for payment thereof shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Eurodollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(d) Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Banks hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that such Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

(e) Any and all payments made by a Borrower to the Administrative Agent or the Banks hereunder shall be made without right of set-off, counterclaim or other defenses.

(f) The Administrative Agent will promptly cause any payments received by it to be distributed to each Bank for whose account payment has been made in like funds.

Section 4.03. Compensation for Losses. (a) Compensation. If (i) a Borrower makes a prepayment of a Eurodollar Loan under Section 2.06 (other than a prepayment to a Bank to which Additional Costs or Additional Amounts may be due that has not complied with its obligations under Section 4.04(c)), or a Conversion Date selected by a Borrower pursuant to Section 3.05 for the conversion of Eurodollar Loans, or portions thereof, falls on a day other than the last day of the Interest Period for the amount so converted, (ii) a Borrower revokes any Loan Request for a Eurodollar Loan or any Eurodollar Loan requested is not made because of the failure of the applicable conditions precedent specified in Section 6.02 to be satisfied, (iii) an outstanding Eurodollar Loan, or any portion thereof, is converted into an ABR Loan pursuant to Section 4.05 on any day other than the last day of the Interest Period applicable thereto or (iv) a Eurodollar Loan (or portion thereof) shall be due and payable pursuant to Section 4.07, or declared to be due and payable prior to the scheduled maturity thereof pursuant to Section 8.01, on any day other than the last day of the Interest Period applicable thereto, then, subject to Section 4.03(b) and without duplication of any amounts described in Section 3.03(c) or 4.04, the relevant Borrower shall be obligated to pay to the relevant Bank an amount that will compensate such Bank for any loss or premium, penalty or expense incurred by such Bank as a result of such prepayment, conversion, failure to borrow, declaration or revocation of notice in respect of funds obtained for the purpose of making or maintaining such Eurodollar Loan, or any portion thereof (other than loss of margin or profits after the date of such prepayment, conversion, failure to borrow, declaration or revocation of notice).

(b) Certificate, Etc. Each Bank shall promptly notify API, with a copy to the Administrative Agent, upon becoming aware that any Borrower may be required to make any payment pursuant to this Section 4.03. When requesting payment pursuant to this Section 4.03, such Bank shall provide to API, with a copy to the Administrative Agent, a certificate, signed by an officer of such Bank, setting forth in reasonable detail the amount required to be paid by the Borrowers to such Bank and the computations made by such Bank to determine such amount. The applicable Borrower shall have a 30-day period following the receipt of such certificate (if such Borrower in good faith disagrees with the assertion that any payment under this Section 4.03 is due or with the amount shown as due on such certificate and so notifies such Bank of such disagreement within five Domestic Business Days following receipt of such certificate) to negotiate with such Bank, which negotiations shall be conducted by the respective parties in good faith, and to agree upon another amount that will adequately compensate such Bank, it being expressly understood that if such Borrower does not provide the required notice of its disagreement as provided above, then such Borrower shall pay the amount shown as due on the certificate on the tenth Domestic Business Day following receipt thereof and further if such Borrower does provide such required notice, and negotiations are entered into in good faith but do not result in agreement by such Borrower and such Bank within the 30-day period, then such Borrower shall pay the amount shown as due on the certificate on the last day of such period.

Section 4.04. Withholding, Reserves and Additional Costs. (a) Withholding. (i) All payments payable under this Agreement to a Bank (including payments of principal of and interest on Loans) shall be made to such Bank free and clear of any and all present and future taxes, levies, imposts, duties, deductions, withholdings, fees, liabilities and similar charges other than Excluded Taxes (“Taxes”). If any Taxes are required to be withheld or deducted from any amount payable by a Borrower under this Agreement, then the amount so payable under this Agreement shall be increased to the amount which, after deduction from such increased amount of all Taxes required to be withheld or deducted therefrom (the amount of such increase, an “Additional Amount”), will yield to such Bank the amount stated to be payable under this Agreement. The relevant Borrower shall execute and deliver to any Bank upon its request such further instruments as may be necessary or desirable to give full force and effect to any such increase. The relevant Borrower shall also hold each Bank harmless and indemnify it for any stamp or other taxes with respect to the preparation, execution, delivery, recording, performance or enforcement of the Credit Documents (all of which shall be included within “Taxes”). If any of the Taxes specified in this Section 4.04(a) are paid by a Bank, the relevant Borrower shall, within 10 days after demand of such Bank, reimburse such Bank for such payments, together with any interest, penalties and expenses incurred in connection herewith. Each Borrower shall deliver to the Administrative Agent certificates or other valid vouchers or other evidence of payment reasonably satisfactory to the Administrative Agent for all Taxes or other charges deducted from or paid with respect to payments made by such Borrower hereunder. Notwithstanding the foregoing, the Borrowers shall be entitled, to the extent required to do so by law, to deduct or withhold (and shall not be required to make payments of any Additional Amounts or indemnification payments as otherwise required by this Section 4.04 on account of such deductions or withholdings) income or other similar taxes imposed by the United States of America from interest, fees or other amounts payable hereunder for the account of any Bank other than a Bank (i) that is a U.S. Person for U.S. federal income tax purposes or (ii) that has the Prescribed Forms on file with the Borrowers for the applicable year, unless the failure to leave such forms on file results from a change in law or regulation or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof subsequent to the date the Bank becomes a party to this Agreement (or designates a new lending office), except to the extent that such Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment) to receive additional amounts from the applicable Borrower pursuant to Section 4.04(a); provided that if a Borrower shall so deduct or withhold any such taxes, such Borrower shall provide a statement to the Administrative Agent and such Bank, setting forth the amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation which such Bank may reasonably request for assisting such Bank to obtain any allowable credits or deductions for the taxes so deducted or withheld in the jurisdiction or jurisdictions in which such Bank is subject to tax.

(ii) If any Bank has received or been granted a refund or repayment of, any Tax paid or payable by it in respect of or which takes account of any Tax with respect to which an Additional Amount was paid by a Borrower (an “Indemnified Tax”) or other matter giving rise to such payment, such Bank shall, to the extent it determines in good faith that it can do so without prejudice to the retention of the amount of such refund or repayment, pay to such Borrower such amount as such Bank shall determine in good faith to be attributable to such Indemnified Tax or other matter and which will leave such Bank (after such payment to the Borrower) in a position no better or worse than it would have been in had such Borrower not been required to deduct or withhold such Indemnified Tax or such other matter had not arisen; provided that such Borrower upon the written request of such Bank, shall return to such Bank the amount of any such refund, repayment in the event that such Bank is required to repay such amount to the relevant Governmental Authority.

(b) Additional Costs. (i) Without duplication of any amounts payable described in Section 3.03(c), 4.04(a) or 4.04(b)(ii), if after the date hereof there shall have occurred any change in any law or regulation or in the interpretation thereof by any court or Governmental Authority charged with the administration thereof or the enactment of any law or regulation shall either (A) impose, modify or deem applicable any reserve, special deposit or similar requirement with respect to any Bank’s Commitment or its Eurodollar Loans, (B) subject such Bank to any duty or other charge with respect to any of its Eurodollar Loans or its obligations to make Eurodollar Loans or (C) impose on such Bank any other condition regarding this Agreement, its Commitment to make Eurodollar Loans or its Eurodollar Loans and the result of any event referred to in clause (A), (B) or (C) shall be to increase the cost (“Additional Costs”) to such Bank of maintaining its Commitment to make Eurodollar Loans or making or maintaining its Eurodollar Loans or shall reduce the amounts received or receivable hereunder (which Additional Costs shall be calculated by such Bank in good faith in accordance with each Bank’s internal policies, including any reasonable averaging and attribution methods) by an amount which such Bank in good faith shall determine to be material, then, subject to Sections 4.04(c) and (d), the relevant Borrower shall pay to such Bank an amount equal to such Additional Costs; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law or regulation under this Section 4.04(b)(i), regardless of the date enacted, adopted or issued.

(ii) Without duplication of any amounts described in Section 3.03(c), 4.04(a) or 4.04(b)(i), if after the date hereof the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency or instrumentality charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency or instrumentality, has or would have the effect of reducing the rate of return on capital for such Bank or any corporation controlling such Bank as a consequence of its obligations under this Agreement to a level below that which such Bank shall determine in good faith that reasonably could have been achieved but for such adoption, change or compliance (taking into consideration such Bank’s or such corporation’s policies with respect to capital adequacy), then from time to time, subject to Sections 4.04(c) and (d), the relevant Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be an adoption of law, rule, regulation or guideline under this Section 4.04(b)(ii), regardless of the date enacted, adopted or issued.

Notwithstanding anything herein to the contrary, this Section 4.04(b) shall not apply to (i) increased costs or reduction in amounts received or receivable hereunder resulting from any Tax or Excluded Tax, as to which Section 4.04(a) shall govern or (ii) changes in the basis of taxation of net income by the United States or any other jurisdiction which are applicable to any Bank or its lending office.

(c) Mitigation. If, with respect to a Bank, a condition arises or an event occurs after the date hereof that would, or would upon the giving of notice, result in the payment of any Additional Costs or Additional Amounts pursuant to this Section 4.04 or the delivery by such Bank of any notice described in the first sentence of Section 4.05, then such Bank, promptly upon becoming aware of the same, shall notify API (with a copy to the Administrative Agent) thereof and at API’s request shall take such steps as may be available to it and acceptable to the Borrowers to mitigate the effects of such condition or event (which shall include efforts consistent with legal and regulatory restrictions applicable to it to book the Loans held by such Bank hereunder at another lending office of such Bank if such other lending office is not, in the reasonable judgment of such Bank, otherwise disadvantageous to such Bank); provided that such Bank shall be under no obligation to take any step that, in its good faith judgment, would result in its incurring any unreimbursed Additional Costs, additional Taxes or other additional costs in performing its obligations hereunder (unless the Borrower has agreed to reimburse it for the same) or would, in the good faith judgment of such Bank, be materially disadvantageous to such Bank.

(d) Certificate, Etc. Each Bank shall promptly notify API, with a copy to the Administrative Agent, upon becoming aware that the Borrowers may be required to make any payment pursuant to this Section 4.04. When requesting payment pursuant to this Section 4.04, a Bank shall provide to API, with a copy to the Administrative Agent, a certificate, signed by an officer of such Bank specifying the event giving rise to such claim and setting forth, in reasonable detail, the basis of such claim, the amount required to be paid by each Borrower to such Bank and the computations made by such Bank to determine such amount. Anything herein notwithstanding, no Bank shall have the right to demand payment of Additional Amounts or compensation for Additional Costs or a reduced rate of return under this Section 4.04 (i) with respect to any period more than 180 days prior to the date it has made a demand pursuant to this Section 4.04, provided if any Additional Amounts or Additional Costs arise from a change of law that is retroactive, then the 180 day period shall be extended to include the period of retroactive effect thereof, (ii) to the extent that such Bank determines in good faith that the interest rate or margin on the relevant Loans appropriately accounts for any Additional Costs, and (iii) unless demand thereunder is made in accordance with a policy of the Bank being applied in good faith to all borrowers similarly situated, unless notice of such Bank’s entitlement to such compensation shall have been furnished to the relevant Borrower at or prior to such time.

(e) Prescribed Forms. (i) Each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will, to the extent it has not previously done so, deliver to API or the Administrative Agent (and if to the latter, the Administrative Agent agrees that it will deliver to API) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be, certifying that such Bank or Administrative Agent is entitled to receive payments under this Agreement and under the Notes without deduction or withholding of any United States federal income taxes. Each Bank further undertakes to deliver to API or the Administrative Agent (and if to the latter, the Administrative Agent agrees that it will deliver to API) (i) two further duly completed copies of the said Form W-8BEN or W-8ECI, or successor applicable forms, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it, and such extensions or renewals thereof as may reasonably be requested by a Borrower, certifying that such Bank or Administrative Agent is entitled to receive payments under this Agreement and under any Notes without deduction or withholding of any United States federal income taxes, unless in any such cases an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent a Bank from duly completing and delivering any such form with respect to it and such Bank advises API or the Administrative Agent (and the Administrative Agent agrees that it will advise API) that it is not capable of receiving payments without any deduction or withholding of United States federal income tax and (ii) two duly completed copies of any other form or certification that may become applicable to such Bank certifying that such Bank or Administrative Agent is entitled to receive payments under this Agreement and under any Notes without deduction or withholding of any United States federal income taxes.

(ii) If a payment made to a Bank hereunder would be subject to U.S. federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to API and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by API or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by API or the Administrative Agent as may be necessary for API or the Administrative Agent to comply with its obligations under FATCA, to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct or withhold from such payment.

Section 4.05. Unavailability and Impracticability. If, after the date hereof, a Bank shall have determined in good faith that the making or maintenance of all or any part of such Bank’s Eurodollar Loans has been made (i) unlawful because of compliance by such Bank with any law or guideline or interpretation or administration thereof by any official body charged with the interpretation or administration thereof, in each case issued after the date hereof, or with any request or directive made after the date hereof of such body (whether or not having the effect of law) or (ii) impracticable because deposits in Dollars in the amounts and requested maturities of such Loans are not available to the Bank in the applicable interbank market or that the rate applicable to such Loans will not adequately reflect the cost to such Bank of making, funding or maintaining such Loans for the applicable Interest Period, then the Administrative Agent, upon receipt of written notice of such determination by such Bank, shall forthwith advise the other Banks and API thereof. After the date specified in such notice and until such time as the Administrative Agent, upon receipt of written notice to it by such Bank, shall notify API and the other Banks that the circumstances specified by it in such notice no longer apply, then notwithstanding any other provision of this Agreement:

(i) the Eurodollar Loans of such Bank shall automatically be converted to ABR Loans, without any requirement of compliance by the Borrowers with Section 3.05, 4.03 or 4.04, on (x) the last day of the outstanding Interest Period or Periods applicable thereto, unless awaiting such date is unlawful or (y) if awaiting such date is unlawful, immediately upon the receipt by the applicable Borrower of such notice; and

(ii) the obligation of such Bank to make, convert ABR Loans into, or continue for an additional Interest Period, Eurodollar Loans shall be suspended, and, if the Borrower shall request in a Loan Request or Conversion Request that such Bank make a Eurodollar Loan, the Loan requested to be made by such Bank shall instead be made as an ABR Loan.

Such Bank shall promptly notify the Administrative Agent, which thereupon shall promptly notify API, when such specified circumstances no longer apply.

Section 4.06. Substitution of Banks. If any Bank (a) shall request any compensation or indemnity under Section 4.03 or 4.04, (b) shall give any notice described in the first sentence of Section 4.05, (c) shall become a Non-Consenting Bank or (d) is a Defaulting Bank, the Borrowers shall have the right to require such Bank to assign all its interests, rights and obligations under this Agreement to another Bank or financial institution identified by the Borrowers with the assistance of the Administrative Agent (and the Administrative Agent agrees to use its reasonable efforts so to assist the Borrowers); provided, however, that (i) such assignment shall not conflict with any applicable statute, law, rule, regulation, order or decree of any Governmental Authority and (ii) the assigning Bank shall have received from the Borrowers and/or such assignee full payment of the principal of all then-outstanding Loans made by such Bank hereunder, together with accrued and unpaid interest thereon, and (provided that such Bank has complied with its obligations under Section 4.04(c)) all other amounts owed to it hereunder.

Section 4.07. Repayment of Loans. Each Borrower shall repay to the Administrative Agent for the ratable benefit of each Bank on the Termination Date the aggregate principal amount of the Loans made by such Bank to such Borrower and then outstanding.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Section 5.01. Representations and Warranties of the Borrowers. The Borrowers severally represent and warrant that:

(a) Corporate Existence and Power. Each Borrower has been duly organized and is validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as presently conducted.

(b) Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each Borrower of each of the Credit Documents to which such Borrower is a party are within the corporate powers of such Borrower and have been duly authorized by all necessary corporate action of such Borrower, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene in any material respect, or constitute a material default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws (or similar constitutive instruments) of such Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Borrower or result in the creation or imposition of any material Lien on any asset of any Borrower or any Material Subsidiary.

(c) Binding Effect. This Agreement constitutes a valid and binding agreement of each Borrower, and each Note will constitute a valid and binding obligation of the Borrower party to such Note when executed and delivered by such Borrower in accordance with this Agreement, in each case enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting creditors’ rights generally, and to general equity principles, regardless of whether considered in a proceeding in equity or at law.

(d) Financial Information. (i) The consolidated balance sheet of API and its Consolidated Subsidiaries as of December 31, 2012 and the related consolidated statements of income, cash flows and changes in shareholders’ equity for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and filed with the SEC in API’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, a copy of which has been made available to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of API and its Consolidated Subsidiaries as of such dates and its consolidated income and cash flows and changes in shareholders’ equity for such period.

(ii) Except as publicly disclosed by API prior to the Effective Date, as of the Effective Date, there has been no material adverse change since December 31, 2012 in the business, consolidated financial position or consolidated results of operations of API and its Consolidated Subsidiaries, considered as a whole.

(e) Litigation. (i) There is no action, suit or proceeding before any court, arbitrator or governmental body, agency or official pending, or to the knowledge of API or ACC, threatened, against API or any Subsidiary which in any manner seeks to avoid the obligations of any Borrower to repay Loans or of API under the guaranty set forth in Article 10. (ii) As of the Effective Date, and except as publicly disclosed by API prior to the Effective Date, there is no action, suit or proceeding before any court, arbitrator or governmental body, agency or official pending, or to the knowledge of API or ACC, threatened, against API or any Subsidiary in which there is a reasonable possibility of an adverse decision which would be reasonably likely to materially and adversely affect the business, consolidated financial position or consolidated results of operations of API and its Consolidated Subsidiaries, considered as a whole, except as disclosed (x) in the reports or financial statements referred to in Section 5.01(d) or (y) in Schedule 5.01(e).

(f) Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Plan, except to the extent that any failure to fulfill such obligations or to be in compliance would not, individually or in the aggregate, materially and adversely affect the business, consolidated financial position or consolidated results of operations of API and its Consolidated Subsidiaries, considered as a whole. As of the Effective Date, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA, except to the extent that any such waivers, failures and liabilities would not, individually or in the aggregate, materially and adversely affect the business, consolidated financial position or consolidated results of operations of API and its Consolidated Subsidiaries, considered as a whole.

(g) Taxes. United States federal income tax returns of API and its domestic Subsidiaries have been examined and closed through the fiscal year ended December 31, 2011. API and its Subsidiaries have filed all United States federal income tax returns and all other material tax returns which are required to be filed by them and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by API or any Subsidiary, except for assessments being contested in good faith by appropriate proceedings and as to which API or such Subsidiary has set aside adequate reserves on its books. The charges, accruals and reserves on the books of API and its Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of API, adequate in all material respects.

(h) Material Subsidiaries. Each Material Subsidiary has been duly organized and is validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that the failure of any of the foregoing would not, individually or in the aggregate, materially and adversely affect the business, consolidated financial position or consolidated results of operations of API and its Consolidated Subsidiaries, considered as a whole.

(i) Investment Company Act. No Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(j) Disclosure. All information heretofore furnished by the Borrowers to the Administrative Agent or any Bank in writing for purposes of or in connection with this Agreement or any transaction contemplated hereby, taken as a whole, was true and accurate in all material respects or based on reasonable estimates on the date as of which such information is stated or certified and API has disclosed to the Banks in writing (including in any materials publicly filed by API with the SEC) any and all facts known to API which it reasonably believes materially and adversely affect or may materially and adversely affect (to the extent API can now reasonably foresee) the business, consolidated financial position or consolidated results of operations of API and its Consolidated Subsidiaries, considered as a whole.

(k) Environmental Matters. In the ordinary course of its business, API conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of API and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, API has reasonably concluded that, as of the Effective Date, and except as publicly disclosed by API prior thereto, Environmental Laws are unlikely to have a material adverse effect on the business, consolidated financial condition, or consolidated results of operations of API and its Consolidated Subsidiaries, considered as a whole.

(l) Federal Reserve Regulations. After giving effect to the application of the proceeds of each Loan, not more than 25% of the value of the consolidated assets of API (based on book value or another reasonable measure) will consist of or be represented by “margin stock” within the meaning of Regulation U of the Federal Reserve Board.

ARTICLE 6

CONDITIONS PRECEDENT

Section 6.01. Conditions to Effectiveness. This Agreement shall not become effective until the earliest date (the “Effective Date”) on which each of the following conditions precedent shall have been satisfied, or waived in writing by the Banks:

(a) Agreements. The Administrative Agent shall have received counterparts of this Agreement, duly executed and delivered by each of the Banks, the Initial Borrowers and the Administrative Agent (or in the case of any such party as to which an executed counterpart shall not have been received, the Administrative Agent shall have received, in form satisfactory to it, telecopy or other written confirmation from such party of its execution of a counterpart of this Agreement).

(b) Evidence of Corporate Action. The Administrative Agent shall have received the following:

(i) API. (A) a copy of the Restated Certificate of Incorporation, as amended, of API, certified as of a recent date not later than the Effective Date by the Secretary of State of the State of New York, and a certificate as to the good standing of API as of a date not earlier than ten Domestic Business Days prior to the Effective Date, from such Secretary of State;

(B) a certificate of the Secretary or Assistant Secretary of API, dated the Effective Date, and certifying (1) that attached thereto is a true and complete copy of the by-laws of API as in effect on such date and at all times since the date of the resolutions described in clause (2) below, (2) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors and/or Finance Committee of API authorizing the execution, delivery and performance of this Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (3) that the certificate of incorporation of API has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i)(A) above, and (4) as to the incumbency and signature of each officer executing this Agreement or any document delivered in connection herewith on behalf of the API;

(C) a certificate of a Responsible Officer of API as to the incumbency and signature of the Secretary or Assistant Secretary of API executing the certificate described in clause (i)(B) above; and

(D) a certificate of a Responsible Officer of API, dated the Effective Date, stating that (1) the representations and warranties set forth in Section 5.01 are correct on and as of the Effective Date and (2) no Default or Event of Default has occurred and is continuing.

(ii) ACC. (A) a copy of the Certificate of Incorporation, as amended, of ACC, certified as of a recent date not later than the Effective Date by the Secretary of State of the State of Delaware, and a certificate as to the good standing of ACC as of a date not earlier than ten Domestic Business Days prior to the Effective Date, from such Secretary of State;

(B) a certificate of the Secretary or Assistant Secretary of ACC, dated the Effective Date, and certifying (1) that attached thereto is a true and complete copy of the by-laws of ACC as in effect on such date and at all times since the date of the resolutions described in clause (2) below, (2) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of ACC authorizing the execution, delivery and performance of this Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (3) that the certificate of incorporation of ACC has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (ii)(A) above, and (4) as to the incumbency and signature of each officer executing this Agreement or any document delivered in connection herewith on behalf of ACC; and

(C) a certificate of a Responsible Officer of ACC as to the incumbency and signature of the Secretary or Assistant Secretary of ACC executing the certificate described in clause (ii)(B) above.

(c) Legal Opinions. The Administrative Agent shall have received an opinion of the General Counsel of API, in form and substance reasonably satisfactory to the Administrative Agent, an opinion of White & Case LLP, in form and substance reasonably satisfactory to the Administrative Agent, and an opinion of Shearman & Sterling LLP, counsel to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

(d) Repayment of Outstanding Loans. The Administrative Agent shall have received evidence, in form and substance satisfactory to it, that (i) all Loans outstanding under the Existing Credit Agreement, and all interest and fees that are payable thereunder, shall have been paid in full and (ii) the commitments thereunder have been terminated.

(e) Other Documents. Such other documents as the Administrative Agent or any Bank may reasonably request in order to satisfy its “know your customer” or related requirements.

(f) Offering. API shall, or shall contemporaneously with the making of the Loans, have completed an offering in the capital markets.

Section 6.02. Conditions to Each Loan. The obligations of each Bank to make any Loan (including the initial Loans) are subject to the conditions that the Effective Date shall have occurred and that, on the Borrowing Date of each such Loan and after giving effect thereto, each of the following conditions precedent shall have been satisfied, or waived in writing by the Required Banks, and upon such satisfaction or waiver each such Bank will give a written confirmation of the same to the relevant Borrower upon request:

(a) Loan Request. The Administrative Agent shall have received from such Borrower a Loan Request, in the appropriate form and in the manner contemplated hereby.

(b) Absence of Defaults. No Default or Event of Default shall have occurred and be continuing.

(c) Representations and Warranties. The representations and warranties contained in Section 5.01 (other than the representations and warranties contained in Sections 5.01(d)(ii) and 5.01(e)(ii) or any other representations or warranties that expressly relate to a date certain) shall be true and correct with the same effect as though such representations and warranties had been made at the time of such Loan.

(d) Additional Conditions for Loans to Additional Borrowers. In the case of a Loan to an Additional Borrower, none of the following shall have occurred and be continuing:

(i) Such Additional Borrower shall fail to make any payment in respect of Debt, other than Debt under this Agreement or any Notes, having an aggregate principal or face amount of $100,000,000 or more when due or within any applicable grace period;

(ii) Any event or condition (other than those covered by clause (i) above) shall occur which (i) results in the acceleration of the maturity of Debt (other than Debt under any Credit Document) of such Additional Borrower having an aggregate principal amount of $100,000,000 or more or (ii) would presently cause or allow the maturity of any Debt (other than Debt under any Credit Document) of such Additional Borrower having an aggregate principal amount of $100,000,000 or more to be accelerated;

(iii) Such Additional Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due (or admit such failure in writing), or shall take any corporate action to authorize any of the foregoing;

(iv) An involuntary case or other proceeding shall be commenced against such Additional Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against such Additional Borrower under the federal bankruptcy laws as now or hereafter in effect; or

(v) Judgments or orders for the payment of money in excess of $100,000,000 in the aggregate shall be rendered against such Additional Borrower and such judgments or orders shall continue unsatisfied and unstayed for a period of more than 30 days.

Section 6.03. Satisfaction of Conditions Precedent. Acceptance by a Borrower of the proceeds of any Loan shall be deemed to constitute a certification of such Borrower that, as of the relevant Borrowing Date, each of the applicable conditions precedent in Section 6.02 has been satisfied or waived in writing.

Section 6.04. Additional Borrowers. In the case of the first Loans to be made to an Additional Borrower, in addition to the conditions set forth in Section 6.02, the obligations of each Bank to make such Loans are subject to the condition that, on the Borrowing Date of each such Loan, each of the following conditions precedent shall have been satisfied, or waived in writing by the Required Banks (except with respect to paragraph (b) below where the consent of all the Banks is required), and upon such satisfaction or waiver each Bank will give written confirmation of the same to the relevant Additional Borrower:

(a) Designation and Confirmation. The Administrative Agent shall have received an Additional Borrower Designation and an Additional Borrower Confirmation, in substantially the forms of Exhibits D-1 and D-2, respectively, duly executed and delivered by API and such Additional Borrower, respectively;

(b) Bank Consent. In the case of an Additional Borrower not listed on Schedule 6.04, all the Banks shall have consented to the designation of that Additional Borrower as such; and

(c) Evidence of Corporate Action. The Administrative Agent shall have received:

(i) a certificate of the Secretary or Assistant Secretary (or similar official) of such Additional Borrower, dated the Borrowing Date, and certifying (A) that attached thereto is a true and complete copy of the constitutive instruments of such Additional Borrower as in effect on such date and at all times since the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Additional Borrower authorizing the execution, delivery and performance of this

Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (C) as to the incumbency and signature of each officer executing this Agreement or any document delivered in connection herewith on behalf of such Additional Borrower; and

(ii) a certificate or certificates of a Responsible Officer of such Additional Borrower as to the incumbency and signature of the Secretary of Assistant Secretary (or similar official) of such Additional Borrower executing the certificate described in clause (i) above.

ARTICLE 7

COVENANTS

Section 7.01. Affirmative Covenants. API (and, in the case of Section 7.01(f), each Borrower (on and after the date on which it shall become a Borrower)) agrees that, so long as any Bank has in effect any Commitment hereunder or any amount payable on any Loan remains unpaid:

(a) Financial Information. API will deliver to the Administrative Agent:

(i) subject to Section 11.06(e), as soon as available and in any event within 75 days after the end of each fiscal year of API, a consolidated balance sheet of API and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows and changes in shareholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the SEC by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;

(ii) subject to Section 11.06(e), as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of API, a consolidated balance sheet of API and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statement of income for such quarter and the portion of the fiscal year ended at the end of such quarter and the related consolidated statement of cash flows for the portion of the fiscal year ended at the end of such quarter, all reported in a manner acceptable to the SEC and certified as to fairness of presentation, GAAP and consistency by a Responsible Officer of API;

(iii) simultaneously with the delivery of each set of financial statements referred to in clauses (i) and (ii) above, a certificate of a Responsible Officer of API (A) setting forth in reasonable detail the calculations required to establish whether API was in compliance with the requirements of Section 7.02(d) and Section 7.02(e) on the date of such financial statements and (B) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which API is taking or proposes to take with respect thereto;

(iv) simultaneously with the delivery of each set of financial statements referred to in clause (i) above, a statement of the firm of independent public accountants which reported on such statements (A) whether anything has come to their attention to cause them to believe that any Default or Event of Default existed on the date of such statements and (B) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith pursuant to clause (iii) above;

(v) within five Domestic Business Days of any Responsible Officer of the Borrower or API obtaining knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of a Responsible Officer of API stating that such certificate is a “Notice of Default” and setting forth the details thereof and the action which API is taking or proposes to take with respect thereto;

(vi) subject to Section 11.06(e), promptly upon the mailing thereof to the shareholders of API generally, copies of all financial statements, reports and proxy statements so mailed;

(vii) subject to Section 11.06(e), promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which API or the Borrower shall have filed with the SEC;

(viii) if and when any member of the ERISA Group (A) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC, (B) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice, (C) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice, (D) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application, (E) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC, (F) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice, or (G) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which, in any such case, has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, a certificate of the Treasurer or chief financial officer of API setting forth details as to such occurrence and action, if any, which API or the applicable member of the ERISA Group is required or proposes to take; and

(ix) from time to time, such additional information regarding the financial position or business of the Borrowers (including notification of any change in the ratings assigned to API by S&P or Moody’s) as the Administrative Agent, at the request of any Bank, may reasonably request.

(b) Maintenance of Property; Insurance. (i) API will keep, and will cause each Material Subsidiary to keep, all material property useful and necessary in its business in substantial good working order and condition, ordinary wear and tear excepted.

(ii) API will, and will cause each Material Subsidiary to, maintain (either in the name of API or in such Material Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

(c) Continuation of Business. API and its Subsidiaries will continue to engage in business of the same general type as conducted by API and its Subsidiaries on the date hereof, considered as a whole. API will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing contained in this sentence shall be deemed to prevent (x) API or any Subsidiary from consummating any transaction not prohibited by Section 7.02(a) or (y) any such failures, except to the corporate or other legal existence of any Borrower, which do not have a material adverse effect on the business, consolidated financial position or consolidated results of operations of API and its Consolidated Subsidiaries, considered as a whole.

(d) Compliance with Law. API will comply, and cause each Subsidiary to comply, with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation and to the extent applicable, anti-terrorism and money laundering laws, Environmental Laws, ERISA and the rules and regulations thereunder) except (i) as publicly disclosed by API prior to the Effective Date, (ii) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (iii) where failure so to comply would not have a material adverse effect on the business, consolidated financial position or consolidated results of operations of API and its Consolidated Subsidiaries, considered as a whole.

(e) Books, Records and Inspection. API will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all financial transactions and the assets and business of API and its

Subsidiaries so as to permit the preparation of financial statements of API and its Subsidiaries in accordance with GAAP; and will permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank’s expense to visit and inspect any of its properties, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

(f) Use of Proceeds. The proceeds of each Loan (i) will be used by the relevant Borrower for the purposes described in Section 2.07 and (ii) will not be used by such Borrower in violation of any applicable law or regulation, including Regulation U and Regulation X of the Federal Reserve Board.

Section 7.02. Negative Covenants. API agrees that, so long as any Bank has any Commitment hereunder or any Loan remains unpaid:

(a) Mergers, Consolidations and Sales of Assets. API will not, and, so long as any Loans made to ACC are outstanding hereunder, will not permit ACC to, consolidate with or merge with or into any other person or sell, convey or otherwise transfer its properties or assets substantially as an entirety to any Person or Persons, except that (i) API may merge with a person that is a U.S. corporation, so long as API is the corporation surviving such merger and no Default or Event of Default shall have occurred or be continuing immediately after such merger and (ii) ACC may consolidate with or merge with or into API or any Wholly-Owned Subsidiary.

(b) Negative Pledge. API will not, and will not permit any Subsidiary to, create, assume or suffer to exist any Lien on any asset (including, without limitation, any stock of any Material Subsidiary) now owned or hereafter acquired by it, except:

(i) Liens arising in the ordinary course of its business which (A) do not secure Debt and (B) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(ii) any Lien on any assets securing Debt (including Capital Leases) incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(iii) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section 7.02(b), provided that such Debt is not increased and is not secured by any additional assets;

(iv) any Lien (x) existing on any asset prior to the acquisition thereof by API or a Consolidated Subsidiary and not created in contemplation of such acquisition and (y) arising out of the refinancing, extension, renewal, replacement or refunding of any Debt secured by any such Lien permitted by the immediately preceding sub-clause (x), provided that such Debt is not increased and is not secured by any additional assets;

(v) Liens for taxes or assessments and similar charges either (A) not delinquent or (B) being contested in good faith by appropriate proceedings and as to which adequate reserves have been set aside on the books of API and its Subsidiaries;

(vi) Liens arising out of judgments or orders against API or any Consolidated Subsidiary with respect to which API or such Consolidated Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, provided that (A) API or such Consolidated Subsidiary, as the case may be, shall have secured, within 60 days after the creation thereof, an effective stay of execution pending such appeal or review, and (B) except with respect to (x) judgments and orders with respect to non-United States taxes against Consolidated Subsidiaries organized or conducting a substantial portion of their business outside the United States, and (y) judgments and orders for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order, the aggregate amount of such judgments and orders shall not exceed $200,000,000;

(vii) Liens for minor survey exceptions, or minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, which encumbrances, easements, reservations, rights and restrictions do not in the aggregate materially detract from the value of the real properties of API and the Consolidated Subsidiaries, considered as a whole, or materially impair their use in the operation of the business of API or the Consolidated Subsidiary owning the same;

(viii) Liens of Consolidated Subsidiaries securing Debt of such Consolidated Subsidiaries to API;

(ix) Liens in favor of the Administrative Agent or the Banks securing obligations and liabilities of the Borrowers hereunder;

(x) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or are being contested in good faith by appropriate proceedings;

(xi) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and pension or other social security laws or regulations;

(xii) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and

(xiii) to the extent not covered by the foregoing, any other Liens incurred in the ordinary course of business, provided that the aggregate amount of all such other Liens shall not exceed $100,000,000 at any time outstanding.

(c) Ownership of Other Borrowers. API will at no time at which any Loans made to (i) ACC are outstanding hereunder own less than 100% of each outstanding class of capital stock of ACC or (ii) any Additional Borrower are outstanding hereunder, permit such Additional Borrower to cease to be a Subsidiary.

(d) Interest Coverage Ratio. As of the last day of each fiscal quarter of API, API shall not permit the Interest Coverage Ratio to be less than 4:1.

(e) Leverage Ratio. As of the last day of each fiscal quarter of API, API shall not permit the ratio of (i) Debt on such date to (ii) Consolidated EBITDA for the period of four fiscal quarters ending on such date, to be greater than the applicable ratio set forth in the grid below:

Fiscal Quarter Ended	Applicable Leverage Ratio
March 31, 2013	4.25:1.0
June 30, 2013	4.00:1.0
September 30, 2013	4.00:1.0
December 31, 2013	3.75:1.0
March 31, 2014	3.75:1.0
June 30, 2014	3.75:1.0
September 30, 2014	3.75:1.0
December 31, 2014 and thereafter	3.50:1.0

(f) Subsidiary Debt. API will not permit any of its Subsidiaries to create or suffer to exist, any Debt other than:

(i) Debt owing to API or any other Subsidiary;

(ii) existing Debt outstanding on the Effective Date, and listed on Schedule 7.02(f) (the “Existing Debt”), and any Debt extending the maturity of, or replacing, refunding, renewing or refinancing, in whole or in part, the Existing Debt; provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, replacement, refunding, renewal or refinancing (except by an amount equal to any existing commitments utilized thereunder) as a result of or in connection with such extension, replacement, refunding, renewal or refinancing;

(iii) guarantees by any Subsidiary in respect of Debt of any other Subsidiary otherwise permitted under this Section 7.02(f);

(iv) Debt arising under cash management agreements or from customary cash management services, netting arrangements, automated clearing house transfers, or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Debt is extinguished within ten (10) Domestic Business Days of its incurrence;

(v) Debt representing deferred compensation or similar obligations to employees of incurred in the ordinary course of business;

(vi) Debt in respect of (i) performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of any Subsidiary or in connection with judgments that do not result in an Event of Default and (ii) letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Debt with respect to reimbursement-type obligations regarding workers compensation claims;

(vii) Debt of ACC so long as its primary activities are of the same general types as those conducted by ACC on the Effective Date; and

(viii) Debt in addition to that permitted above, so long as the aggregate outstanding principal amount thereof (but as measured only on the date of each new incurrence of Debt under this clause (viii)) at no time exceeds $500,000,000.

For purposes of determining compliance with this clause (f), in the event that an item of proposed Debt meets the criteria of more than one of the categories, or is entitled to be incurred or outstanding pursuant to more than one clause or sub-clause of this clause (f), API shall be permitted to classify such item of Debt on the date of its incurrence, or later reclassify all or a portion of such item of Debt, in any manner that complies with this clause (f). Any amount specified in this Agreement or any of the other Credit Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined in good faith by the Borrower based on the most recent available exchange rates published in the Wall Street Journal or other similar publication at the close of business on the Domestic Business Day immediately preceding any date of determination thereof; provided that to the extent that the principal amount of Debt measured against any basket, covenant, limitation or other test equals not more than 110% of such basket, covenant, limitation or other test solely as a result of fluctuations in applicable currency exchange rates, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

ARTICLE 8

EVENTS OF DEFAULT

Section 8.01. Events of Default. If one or more of the following events (each, an “Event of Default”) shall have occurred and be continuing:

(a) A Borrower shall fail to pay when due any principal of any Loan or shall fail to pay within five Domestic Business Days after the date when due any interest, fee or other amount payable hereunder;

(b) API shall fail to observe or perform any of its covenants contained in Section 7.01(a)(v), 7.01(c) (as to the preservation of a Borrower’s corporate existence) or Section 7.02;

(c) A Borrower shall fail to observe or perform any of its covenants or agreements contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to API by the Administrative Agent at the request of any Bank;

(d) Any representation, warranty, certification or statement made by a Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant hereto shall prove to have been incorrect in any material respect when made or deemed made (it being understood that good faith projections that are reasonable when made shall not be considered representations, warranties, certifications or statements for purposes of this Section 8.01(d));

(e) API, ACC, or any Material Subsidiary shall fail to make any payment in respect of Debt, other than Debt under this Agreement or any Notes, having an aggregate principal or face amount of $100,000,000 or more when due or within any applicable grace period;

(f) Any event or condition (other than those covered by clause (e) above) shall occur which (i) results in the acceleration of the maturity of Debt (other than Debt under any Credit Document) of API or any Material Subsidiary having an aggregate principal amount of $100,000,000 or more or (ii) would presently cause or allow the maturity of any Debt (other than Debt under any Credit Document) of API or any Material Subsidiary having an aggregate principal amount of $100,000,000 or more to be accelerated;

(g) API, ACC, or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due (or admit such failure in writing), or shall take any corporate action to authorize any of the foregoing;

(h) An involuntary case or other proceeding shall be commenced against API, ACC or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against API, ACC or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(i) Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $100,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition specified in Section 4042(a)(1) of ERISA, shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $100,000,000;

(j) Judgments or orders for the payment of money in excess of $100,000,000 in the aggregate shall be rendered against API or any Material Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of more than 30 days; provided, however, that any such judgment or order shall not be an Event of Default under this Section 8.01(j) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(k) A Change of Control of API;

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Banks, by notice to the Borrowers, terminate the Commitments and they shall thereupon terminate, and (ii) if requested by the Required Banks, by notice to the Borrowers, declare the Loans and any Notes (together with accrued interest thereon) to be, and such Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to a Borrower, without any notice to the Borrowers or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the Loans and any Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

Section 8.02. Notice of Default. The Administrative Agent shall give written notice to the Borrowers of the occurrence of any Event of Default under Section 8.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

ARTICLE 9

THE ADMINISTRATIVE AGENT AND THE BANKS

Section 9.01. Authorization and Action. Each Bank hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 9 are solely for the benefit of the Administrative Agent and the Banks and, except with respect to Section 9.06, the Borrowers shall not have rights as a third party beneficiary of any of such provisions.

Section 9.02. Administrative Agent Individually. (a) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity as a Bank. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

(b) Each Bank understands that the Person serving as Administrative Agent, acting in its individual capacity, and its affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 9.02 as “Activities”) and may engage in the Activities with or on behalf of the Borrowers or their affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Borrowers and their affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in any Borrower or its affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of any Borrower or its affiliates. Each Bank understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning a Borrower or its affiliates (including information concerning the ability of a Borrower to perform its obligations hereunder) which information may not be available to any of the Banks that are not members of the Agent’s Group. None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Bank or use on behalf of the Banks, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any affiliate thereof) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Bank such documents as are expressly required by this Agreement to be transmitted by the Administrative Agent to the Banks.

(c) Each Bank further understands that there may be situations where members of the Agent’s Group or their respective customers (including a Borrower and its affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Banks (including the interests of the Banks hereunder). Each Bank agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Bank. None of (i) this Agreement, (ii) the receipt by the Agent’s Group of information concerning a Borrower or its affiliates (including information concerning the ability of such Borrower to perform its obligations hereunder) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Bank including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Borrowers or their Affiliates) or for its own account.

Section 9.03. Duties of Administrative Agent; Exculpatory Provisions.

(a) The Administrative Agent’s duties hereunder are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its affiliates to liability or that is contrary to this Agreement or applicable law.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.04 or 8.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default or the event or events that give or may give rise to any Default or Event of Default unless and until a Borrower or any Bank shall have given notice to the Administrative Agent describing such Default or Event of Default and such event or events.

(c) Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article 6 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Nothing in this Agreement shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Bank and each Bank confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

Section 9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Loan that by its terms must be fulfilled to the satisfaction of a Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Bank prior to the making of such Loan, and such Bank shall not have made available to the Administrative Agent such Bank’s ratable portion of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article 9 and Section 11.10 (as though such sub-agents were the “Administrative Agent” under this Agreement) as if set forth in full herein with respect thereto.

Section 9.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Banks and the Borrowers. Upon receipt of any such notice of resignation, the Required Banks, with the prior written consent of API (which consent shall not be unreasonably withheld or delayed) shall have the right to appoint a successor, which shall be a commercial bank or an affiliate of a Bank with an office in New York, New York, or an affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Bank Appointment Period”), then the retiring Administrative Agent may with the prior written consent of API (which consent shall not be unreasonably withheld or delayed) on behalf of the Banks appoint a successor Administrative Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Banks, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Bank Appointment Period notify the Borrower and the Banks that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank directly, until such time as the Required Banks appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article 9 and Section 11.10 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.07. Non-Reliance on Administrative Agent and Other Banks.

(a) Each Bank confirms to the Administrative Agent, each other Bank and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Bank or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and (z) in taking or not taking actions hereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder is suitable and appropriate for it.

(b) Each Bank acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement, (ii) that it has, independently and without reliance upon the Administrative Agent, any other Bank or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Bank or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrowers;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan, and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv) the adequacy, accuracy and/or completeness of the information delivered by the Administrative Agent, any other Bank or by any of their respective Related Parties under or in connection with this Agreement, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.

Section 9.08. Indemnification. Each Bank agrees (which agreement shall survive repayment of the Loans) to indemnify the Administrative Agent, to the extent not reimbursed by the Borrowers, ratably in accordance with its respective Commitment in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitment shall have terminated and the Loans shall have been paid in full, ratably in accordance with its respective Commitment immediately prior to such date), from and against any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of any Credit Document, or any action taken or omitted to be taken by the Administrative Agent under any Credit Document; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or any of its officers or employees. Without limiting the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in such capacity in connection with the enforcement of, or legal advice in respect of rights or responsibilities under, any Credit Document or any amendments or supplements hereto or thereto, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrowers.

Section 9.09. Sharing of Payments and Expenses. All funds for the account of the Banks received by the Administrative Agent in respect of payments made by a Borrower pursuant to, or from any Person on account of, any Credit Document shall be distributed forthwith by the Administrative Agent among the Banks, ratably in proportion to their respective interests therein. In the event that any Bank shall receive from a Borrower or any other source any payment of, on account of, or for or under any Credit Document (whether received pursuant to the exercise of any right of set-off, banker’s lien, realization upon any security held for or appropriated to such obligation or otherwise as permitted by law) other than in proportion to its Pro Rata Share, except for amounts payable to such Bank under Section 2.05(b), 4.03, 4.04, 4.06 or 4.07 hereof, then such Bank shall purchase at par from each other Bank so much of its interest in obligations of the Borrowers as shall be necessary in order that each Bank shall share such payment with each of the other Banks in proportion to each Bank’s Pro Rata Share. In the event that any purchasing Bank shall be required to return any excess payment received by it, the purchase shall be rescinded and the purchase price restored to the extent of such return, but without interest.

Section 9.10. Other Agents. None of the Banks identified on the facing page or signature pages of this Agreement as a “joint lead arranger”, “joint book runner”, “syndication agent”, “documentation agent”, “co-documentation agent”, “co-agent”, or any Affiliate of such Banks, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of any Bank, those applicable to all Banks as such. Without limiting the foregoing, none of the Banks so identified (or such Affiliates) shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified (or such Affiliates) in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE 10

THE GUARANTY

Section 10.01. The Guaranty. API unconditionally and irrevocably guarantees the prompt payment when due of all present and future obligations and liabilities of all kinds (including post-petition interest, whether or not such interest constitutes an allowed claim in the related bankruptcy or insolvency proceeding) of each other Borrower to the Banks under any Credit Document, whether incurred by such Borrower as maker, endorser, drawer, acceptor, guarantor, accommodation party or otherwise, and whether due or to become due, secured or unsecured, absolute or contingent, joint or several, and howsoever or whenever incurred by such Borrower (the “Guaranteed Obligations”).

Section 10.02. Absolute Guaranty. API’s obligations hereunder shall not be affected by (a) the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument evidencing the Guaranteed Obligations (b) the existence, legality, validity, enforceability (including as a result of a bankruptcy, reorganization or similar proceeding), perfection, or extent of any collateral therefor, (c) any change in the corporate existence or structure of any other Borrower, (d) any claims or set-offs that API may have, (e) any law, regulation, decree or order of any jurisdiction or any event affecting any term of the Guaranteed Obligations or the rights of any Bank with respect thereto or (f) any other circumstance relating to the Guaranteed Obligations or the Borrowers (other than API) which might otherwise constitute a defense available to any surety or guarantor or to this Guaranty. The Banks make no representation or warranty in respect of any such circumstance and have no duty or responsibility whatsoever to API with respect to the management or maintenance of the Guaranteed Obligations or any collateral therefor. The Banks shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that a Borrower becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Banks so to file shall not affect API’s obligations hereunder. In the event that any payment to the Banks in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, API shall remain liable hereunder in respect of such Guaranteed Obligation as if such payment had not been made.

Section 10.03. Consents, Waivers and Renewals. API agrees that the Banks may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of API, extend the time of payment of, exchange or surrender any collateral for, or renew any Guaranteed Obligations, and may also make any agreement with ACC, an Additional Borrower or with any other party to or person liable on any Guaranteed Obligations, or interested therein, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Banks, ACC, an Additional Borrower or any such other party or person, without in any way impairing or affecting this Guaranty. API agrees that the Banks may resort to API for payment of any Guaranteed Obligations, whether or not the Banks shall have resorted to any collateral security, or shall have proceeded against any Borrower or other obligor principally or secondarily obligated with respect to any of the Guaranteed Obligations.

Section 10.04. Subrogation. API will not exercise any rights which it may acquire by way of subrogation or by any indemnity, reimbursement or other agreement, and shall not exercise any right of recourse to any assets or property of any other Borrower held for the payment and performance of the Guaranteed Obligations, unless and until all of the Guaranteed Obligations have been paid in full and all Commitments have been terminated. If any amount shall be paid to API in violation of the preceding sentence, such amount shall be held in trust for the benefit of the Banks and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured.

Section 10.05. Continuing Guaranty. API’s obligations hereunder shall remain in full force and effect until the principal of and interest on the Loans and all other amounts payable by any other Borrower under this Agreement shall have been paid in full and the Commitments terminated. If at any time any payment of the principal of or interest on the Loans or any other amount payable by any such Borrower under this Agreement is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of such Borrower or otherwise, API’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 10.06. Waiver of Notice. API waives notice of the acceptance of this Guaranty and of the making of any loans or extensions of credit to any other Borrower, presentment to or demand or payment from anyone whomsoever liable upon any of the Guaranteed Obligations, presentment, demand, notice of dishonor, protest, notice of any sale of collateral security and all other notices whatsoever.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 11.02. Set-off. Each Bank is hereby authorized at any time and from time to time upon the occurrence of an Event of Default that is continuing, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Debt at any time owing by such Bank to or for the credit or the account of a Borrower against any and all payment obligations of such Borrower under this Agreement then due to such Bank, irrespective of whether such Bank shall have made any demand under this Agreement. The rights of each Bank under this Section 11.02 are in addition to any other rights and remedies (including other rights of set-off) which such Bank may have. Any Bank exercising its rights under this Section 11.02 shall give notice thereof to API, the relevant Borrower and the Administrative Agent concurrently with or prior to the exercise of such rights, provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.03. Expenses. API agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and any Banks, including the reasonable fees and disbursements of one firm of counsel chosen from time to time to represent the Banks as a group in connection with the negotiation, execution and administration of the Credit Documents, and including the reasonable fees and disbursements of counsel, if necessary, in connection with the enforcement of any provisions of the Credit Documents.

Section 11.04. Amendments. Any provision of this Agreement may be amended, modified, supplemented or waived if, but only if, such amendment, modification, supplement or waiver is in writing and is signed by each of the Borrowers and the Required Banks (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that no such amendment, modification, supplement or waiver shall, unless signed by each Bank directly affected thereby, (i) subject to Sections 2.04 and 2.05, increase or decrease the Commitment of any Bank or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder or (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment; and provided further that no such amendment, modification, supplement or waiver shall, unless signed by all the Banks (A) release API from any obligations under Article 10 or (B) amend or waive the provisions of this Section 11.04, the definition of “Required Banks” or any provision that explicitly requires the consent of all the Banks.

Section 11.05. Cumulative Rights and No Waiver. Each and every right granted to the Administrative Agent and the Banks under any Credit Document, or allowed them by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Administrative Agent or any Bank to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by the Administrative Agent or any Bank of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 11.06. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) If to any Borrower, to such Borrower at (or in care of):

Avon Products, Inc.

601 Midland Avenue

Rye, New York 10580

Telephone: 914-935-2303

Attention: Mr. Shalabh Gupta

Vice President and Treasurer

with a copy to:

Avon Products, Inc.

777 Third Avenue

New York, New York 10017

Telephone: 212-282-5000

Attention: General Counsel;

(ii) If to the Administrative Agent, to it at:

Citibank, N.A.

Building #3

1615 Brett Road

New Castle, Delaware 19720

Telephone: 302-894-6011

Attention: Bank Loan Syndications

provided, that notices to be given pursuant to Articles 2, 3 or 4 hereunder shall be given to the Administrative Agent at;

Citibank, N.A.

Building #3

1615 Brett Road

New Castle, Delaware 19720

Telephone: 302-894-6011

Attention: Bank Loan Syndications;

(iii) If to any Bank, to it at the address set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

Unless otherwise provided herein, any notice which is required to be given in writing or by telephone pursuant to the terms of this Agreement may be given by telecopy or facsimile transmission. Any party from time to time may change its address for notices by notice to the other Banks, the Administrative Agent and API in the manner provided in this subsection.

Each notice delivered in writing to API hereunder shall be deemed delivered to all the Borrowers.

(b) Electronic Communications. Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank pursuant to Article 2 if such Bank has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. So long as Citibank or any of its affiliates is the Administrative Agent, materials required to be delivered pursuant to Section 7.01(a)(i), (ii), (vi) and (vii) shall be delivered to the Administrative Agent in an electronic medium in a format reasonably acceptable to the Administrative Agent and the Banks by e-mail at oploanswebadmin@citigroup.com The Administrative Agent or API may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Subject to subsection (e) below, API agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Banks by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Borrower pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Bank by means of electronic communications pursuant to this Section, including through the Platform.

(e) For purposes of Sections 7.01(a)(i), (ii), (vi) and (vii), API shall be deemed to have effectively delivered any financial statement required to be delivered under Section 7.01(a)(i) or (ii), proxy statement, registration statement, or report on Form 8-K, 10-K or 10-Q to the Administrative Agent and the Banks when such financial statement, proxy statement, registration statement or report is posted on the Internet at the SEC’s website at www.sec.gov.

Section 11.07. Severability. If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section 11.08. Parties in Interest. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Bank, and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Banks. Any Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to one or more banks or other financial institutions (each, an “Assignee”); provided, that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) In the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank, no minimum amount need be assigned; and

(B) In any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, and increments of $1,000,000 in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, API otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) The consent of API (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 8.01(a), (g) or (h) has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Bank or an Affiliate of a Bank; and

(B) The consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Bank or an Affiliate of such Bank.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in cash equal to $1,000 (if the Assignee is already a Bank) or $3,500 (otherwise); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Assignee, if it is not a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Bank or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Administrative Agent and each other Bank hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.04, 4.05, 11.03, 11.05, and 11.10 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (d) of this Section. To the extent that an Assignment and Assumption of all or any portion of a Bank’s rights and obligations under this Agreement with respect to any Loan or Commitment assigned pursuant to Section 4.06 or this Section 11.08(b) would, at the time of such assignment, result in increased costs under Sections 3.03(c), 4.04(a) or 4.04(b) from those being charged by the respective assigning Bank prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective Assignment and Assumption).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain its office at the address referred to in Section 11.06 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and each Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Bank, in the ordinary course of its business and in accordance with applicable law, may at any time grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to either Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrowers under the Credit Documents, including the right to approve any amendment, modification, supplement or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in the provisos to Section 11.04 without the consent of the Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.03 and 4.04 with respect to its participating interest; provided that (i) subject to clause (ii) of this sentence, all amounts payable to a Bank for the account of a Participant under Sections 4.03 and 4.04 shall be determined as if such Bank had not granted such participation to the Participant and (ii) no Participant shall be entitled to receive any greater payment under Section 4.03 or 4.04 than such Bank would have been entitled to receive with respect to the rights participated, unless (x) such transfer is made with API’s prior written consent or by reason of the provisions of Section 4.04 requiring such Bank to designate a different lending office under certain circumstances or at a time when the circumstances giving rise to such payment did not exist and (y) such Participant agrees, for the benefit of the Borrowers, to comply with Section 4.04(e) as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other obligations under this Agreement) except to the extent such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Federal Reserve Regulations. Notwithstanding any other provision of any Credit Document, no Bank may sell, assign or participate all or any portion of its Commitment or Loans hereunder to any “broker” or “dealer” (as defined in Sections 3(a)(4) and 3(a)(5) of the Exchange Act) or any other Person that is a “creditor” (as defined in Regulation T of the Federal Reserve Board). By executing and delivering this Agreement, each Bank hereby confirms that it is not such a “broker”, “dealer” or “creditor”.

(f) Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

Section 11.09. [Reserved].

Section 11.10. Indemnity. The Borrowers, jointly and severally, agree to indemnify the Administrative Agent and each of the Banks and their respective Affiliates, directors, officers, employees, agents, advisors and controlling persons (each such Person, an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties thereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.10 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by a Borrower, any of its directors, security holders or creditors (other than in the case where such litigation or proceeding is brought by a Borrower and such Borrower prevails), an Indemnitee or any other person or an Indemnitee is otherwise a party thereto. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). This Section 11.10 shall not apply with respect to Taxes or Excluded Taxes other than any Taxes or Excluded Taxes that represent losses or damages arising from any non-Tax claim.

The provisions of this Section 11.10 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the reduction or cancellation of the Total Commitment, the invalidity or unenforceability of any term or provision of this Agreement or any Note, or any investigation made by or on behalf of the Banks. All amounts due under this Section 11.10 shall be payable in immediately available funds upon written demand therefor.

Section 11.11. Consent to Jurisdiction. Subject to the last sentence of this Section 11.11, any judicial proceeding brought against any party to this Agreement arising out of or relating to any Credit Document shall be brought in any court of competent jurisdiction in the City and County of New York, and, by its execution and delivery of this Agreement or an Additional Borrower Confirmation pursuant to Section 6.04, each Borrower shall be deemed, to the fullest extent permitted by law, to (a) accept, generally and unconditionally, the exclusive jurisdiction of such courts, (b) irrevocably waive any objection they may now or hereafter have as to the venue of any suit, action or proceeding brought in such a court or that such court is an inconvenient forum and (c) consent that service of process upon any of them may be made by certified or registered mail, return receipt requested, at their address specified or determined in accordance with the provisions of Section 11.06 and service so made shall be deemed completed when received. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Administrative Agent, any Bank or any Borrower to bring proceedings against any other party in the courts of any other applicable jurisdiction.

Section 11.12. Confidentiality. Each of the Administrative Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its affiliates and to its and its affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives, in all cases to the extent such affiliates and such managers, administrators, trustees, partners, directors, officers, employees, agents, advisors, and other representatives are involved in the administration of this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any Note or any action or proceeding relating to this Agreement or any Note or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.12 and as to which the Borrowers are third party beneficiaries, to (i) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to API and its obligations under this Agreement or payments hereunder, (g) with the written consent of API or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.12 or (y) becomes available to the Administrative Agent, any Bank or any of their respective affiliates on a nonconfidential basis from a source other than API or any of its Subsidiaries, unless such Information is being made available by a Person not known after reasonable inquiry by the Administrative Agent, any Bank or any of their respective affiliates to be required to maintain the confidentiality of such Information; provided that, in the case of clauses (b) and (c), if the Administrative Agent or any Bank or any of their respective related parties is required in the opinion of the Administrative Agent or such Bank’s counsel, as applicable, to disclose by law, regulation, governmental or regulatory authority, subpoena, court order or similar legal or regulatory process, any Information, the Administrative Agent or such Bank, as applicable, shall (A) except as limited by applicable law, subpoena, order or other legal or regulatory process, give API written notice of such requirement or request so that API may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (B) except with respect to providing information requested by regulatory authorities, reasonably cooperate with API, at API’s sole cost and expense, to obtain such protective order. Other than with respect to Information requested by regulatory authorities, in the event that such protective order or other remedy is not obtained or API waives its right to seek such order or other remedy, the Administrative Agent or such Bank, as applicable, shall (or shall cause any other Person to whom such request is directed to), without liability under this Agreement, furnish only that portion of the Information which, on the advice of the Administrative Agent or such Bank’s counsel, as applicable, is legally required or so compelled by law or regulation to be disclosed and, provided that the Administrative Agent or such Bank, as applicable, gives API written notice of the Information to be disclosed as far in advance of its disclosure as practicable and use its reasonable efforts to obtain assurances that confidential treatment will be accorded such information.

The foregoing is in addition to and not in limitation of the provisions of any confidentiality agreement between the Administrative Agent or any Bank and the Borrower.

For purposes of this Section, “Information” means all information received from API or any of its Subsidiaries relating to API or any of its Subsidiaries or any of their respective businesses, provided that, in the case of information received from API or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.

Section 11.13. Judgment. To the fullest extent permitted under applicable law, the obligation of any Borrower in respect of any sum due from it in Dollars to any Bank or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Domestic Business Day following receipt by such Bank or the Administrative Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Bank or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase Dollars with such other currency; if the amount of Dollars so purchased is less than such sum due to such Bank or the Administrative Agent (as the case may be) in Dollars, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank or the Administrative Agent (as the case may be) against such loss, and if the amount of Dollars so purchased exceeds such sum due to any Bank or the Administrative Agent (as the case may be) in Dollars, such Bank or the Administrative Agent (as the case may be) agrees to remit to such Borrower such excess.

Section 11.14. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.15. Patriot Act. Each Bank hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (the “Loan Parties”), which information includes the name and address of each Loan Party and other information that will allow such Bank to identify such Loan Party in accordance with the Act.

Section 11.16. No Fiduciary Duty. The Administrative Agent, each Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Banks”), may have economic interests that conflict with those of the Borrowers. Each Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Banks and the Borrowers, their stockholders or their affiliates. Each Borrower acknowledges and agrees that (i) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Banks, on the one hand, and the Borrowers, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Banks is acting solely as a principal and not the agent or fiduciary of any Borrower, its management, stockholders, creditors or any other person, (iii) no Bank has assumed an advisory or fiduciary responsibility in favor of the Borrowers with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Bank or any of its affiliates has advised or is currently advising any Borrower on other matters) or any other obligation to the Borrowers except the obligations expressly set forth in the Credit Documents and (iv) each of the Borrowers has consulted its own legal and financial advisors to the extent it deemed appropriate. Each Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower agrees that it will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrowers, in connection with such transaction or the process leading thereto.

Section 11.17. Waiver of Right to Jury. EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH OF THE BANKS WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THE CREDIT DOCUMENTS OR THE RELATIONSHIPS ESTABLISHED UNDER THE CREDIT DOCUMENTS.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AVON PRODUCTS, INC.

By:	/s/ Shalabh Gupta
	Name:	Shalabh Gupta
	Title:	Vice President and Treasurer

AVON CAPITAL CORPORATION

By:	/s/ Shalabh Gupta
	Name:	Shalabh Gupta
	Title:	Vice President and Treasurer

CITIBANK, N.A., as Administrative Agent

By:	/s/ Carolyn Kee
	Name:	Carolyn Kee
	Title:	Vice President

CITIBANK, N.A.

By:	/s/ Carolyn Kee
	Name:	Carolyn Kee
	Title:	Vice President

BANK OF AMERICA, N.A.

By:	/s/ J. Casey Cosgrove
	Name:	J. Casey Cosgrove
	Title:	Director

[Avon Credit Agreement Signature Page]

BNP PARIBAS

By:	/s/ Angela Bentley Arnold
Name: Angela Bentley Arnold
Title: Managing Director

By:	/s/ Berangere Allen
Name: Berangere Allen
Title: Director

COMPASS BANK

By:	/s/ Susana Campuzano
Name: Susana Campuzano
Title: Senior Vice President

GOLDMAN SACHS BANK USA

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Alan Vitulich
Name: Alan Vitulich
Title: Director

SOVEREIGN BANK, N.A.

By:	/s/ Matthew Bartlett
Name: Matthew Bartlett
Title: Vice President

LLOYDS TSB BANK PLC

By:	/s/ Stephen Giacolone
Name: Stephen Giacolone
Title: Assistant Vice-President G011

By:	/s/ Dennis McClellan
Name: Dennis McClellan
Title: Assistant Vice-President M040

[Avon Credit Agreement Signature Page]

BANCO BRADESCO S.A., NEW YORK BRANCH

By:	/s/ Maisa de Oliveira
Name: Maisa de Oliveira

By:	/s/ Mauro Lopes
Name: Mauro Lopes

INTESA SANPAOLO S.P.A.

By:	/s/ John Michalisin
Name: John Michalisin
Title: First Vice President

By:	/s/ Glen Binder
Name: Glen Binder
Title: Vice President

THE NORTHERN TRUST COMPANY

By:	/s/ Daniel J. Boote
Name: Daniel J. Boote
Title: Senior Vice President

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ David W. Kee
Name: David W. Kee
Title: Managing Director

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Conan Schleicher
Name: Conan Schleicher
Title: Senior Vice President

[Avon Credit Agreement Signature Page]

Schedule 2.01

BANKS AND COMMITMENTS

Name of Bank	Commitment as of the Closing Date
Citibank, N.A. (The Administrative Agent)	$100,000,000

Bank of America, N.A. (Syndication Agent)	$100,000,000

BNP Paribas (Co-Documentation Agent)	$100,000,000

Compass Bank (Co-Documentation Agent)	$100,000,000

Goldman Sachs Bank USA (Co-Documentation Agent)	$100,000,000

HSBC Bank USA, National Association (Co-Documentation Agent)	$100,000,000

Sovereign Bank, N.A. (Co-Documentation Agent)	$100,000,000

Lloyds TSB Bank plc (Co-Agent)	$65,000,000

Banco Bradesco S.A., New York Branch	$47,000,000

Intesa Sanpaolo S.p.A.	$47,000,000

The Northern Trust Company	$47,000,000

Sumitomo Mitsui Banking Corporation	$47,000,000

U.S. Bank National Association	$47,000,000

Total	$1,000,000,000

Schedule 2.01-1

Schedule 5.01(e)

CERTAIN LITIGATION

The litigations, lawsuits, claims, investigations, compliance reviews and tax contingencies referenced in API’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Schedule 5.01(e)-1

Schedule 6.04

CERTAIN ADDITIONAL BORROWERS

None

Schedule 6.04-1

Schedule 7.02(f)

EXISTING SUBSIDIARY DEBT

Schedule 7.02(f): March 13, 20131

Avon Cosmetics (Philippines), Inc.	Philippines [DSB]	75,003,074
Avon Cosmeticos Ltda.	Brazil [DSB]	40,816,327
Avon Products Mfg., Inc.	Philippines [MFG]	27,050,289
Avon Operations Polska Sp. z.o.o	Poland	25,236,593
Avon Beauty Products India Pvt. Ltd.	India [DSB]	19,371,252
Avon Cosmetics (Thailand) Ltd.	Thailand	15,717,158
U.K. Direct Selling	United Kingdom	15,664,793
Avon Manufacturing (Guangzhou) Ltd.	China [MFG]	15,505,858
Avon Cosmetics Manufacturing, S. de R.L., de C.V.	Mexico [MFG]	15,000,000
Cosmeticos Avon Sociedad Anonima Comercial E Industrial	Argentina	13,576,872
Avon Products (China) Co. Ltd.	China [DSB]	13,163,797
Avon Healthcare Products Manufacturing (Guangzhou) Limited	China [Wellness]	11,388,953
Cosmeticos Avon S.A.	Chile	7,979,767	[2]
Avon Canada, Inc.	Canada	4,098,497	[2]
Avon Kozmetik Urunleri Sanayi ve Ticaret Anonim Sirketi	Turkey	2,378,185	[2]
Avon EMEA Finance Service Center Spolka	Poland [FSSC]	2,171,217	[2]
Avon Cosmeticos, Lda	Portugal	1,307,019	[2]
Avon Cosmetics (Greece) MEPE	Greece	1,144,356	[2]

		306,574,006

1)	All balances translated at February month end exchange rates
2)	Balances as of February 28, 2013

Schedule 7.02(f)-1

Exhibit A

Form of Loan Request

[Date]

Citibank, N.A.

Building #3

1615 Brett Road

New Castle, Delaware 19720

Attention: Bank Loan Syndications

Re: Loan Request

Dear Sirs:

Reference is made to the Revolving Credit Agreement, dated as of March 13, 2013 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”), among Avon Products, Inc., Avon Capital Corporation, the Additional Borrowers, banks and other lenders from time to time parties thereto and Citibank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

[NAME OF BORROWER] hereby gives you notice pursuant to Section 2.02(a) of the Credit Agreement that it requests a Loan, and in that connection sets forth below the terms on which such Loan is requested to be made:

(A)	Borrowing Date[1]

(B)	Principal Amount[2]	$

(C)	Interest Rate Basis	[ABR Loan] [Eurodollar Loan]

(D)	Interest Period and the last day thereof[3]

Very truly yours,

[NAME OF BORROWER]

By:
Title:

[1]	Must be a Business Day.
[2]	Must be equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof.
[3]	1, 2, 3 or 6 months in the case of Eurodollar Loans. Not applicable to ABR Loans.

Exhibit A-1

Exhibit B

Form of Note

[Principal Amount]	,

[NAME OF BORROWER], a [[New York] [Delaware] [jurisdiction of organization] corporation] (the “Borrower”), for value received, promises to pay to the order of [BANK] (the “Bank”), on the Termination Date, the principal sum of [PRINCIPAL AMOUNT IN DOLLARS] or, if less, the aggregate principal amount of the Loans made by the Bank to the Borrower pursuant to that certain Revolving Credit Agreement, dated as of March 13, 2013 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”), among Avon Products, Inc., Avon Capital Corporation, the Additional Borrowers, banks and other lenders from time to time parties thereto and Citibank, N.A., as Administrative Agent.

The Borrower also promises to pay interest on the unpaid principal amount of Loans from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rate or rates per annum and on the date or dates specified in the Credit Agreement.

Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds to the Administrative Agent at such office or offices of the Administrative Agent as may be designated by the Administrative Agent pursuant to the Credit Agreement.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive diligence, presentment, demand, protest and notice of any kind whatsoever. The failure or forbearance by the holder to exercise any of its rights hereunder in any particular instance shall in no event constitute a waiver thereof.

All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder of this Note on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or shall be recorded by the holder of this Note in its internal records; provided, however, that any failure of the holder of this Note to make such a notation or any error in such notation shall in no manner affect the validity or enforceability of the obligation of the Borrower to make payments of principal and interest in accordance with the terms of this Note and the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, which among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional prepayment of the principal hereof prior to the maturity thereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. Terms used and not otherwise defined herein have the meanings ascribed thereto in the Credit Agreement.

Exhibit B-1

THIS NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Pursuant to the Credit Agreement, payment in full of principal and interest on this Note is unconditionally guaranteed by Avon Products, Inc., a New York corporation.]1

[NAME OF BORROWER]

By:
Title:

[1]	The text in brackets is to be included only in Notes of ACC or an Additional Borrower.

Exhibit B-2

LOANS AND PRINCIPAL PAYMENTS
Amount of Loans Made	Amount of Principal Repaid	Amount of Unpaid Principal Balance

Euro dollar Data Loan	ABR Loan Total	Euro dollar Notation Loan Made By	Interest Paid (if applicable)	ABR Loan	Euro dollar Loan	ABR Loan

Exhibit B-3

Exhibit C

Form of Continuation/Conversion Request

[Date]

Citibank, N.A.

Building #3

1615 Brett Road

New Castle, Delaware 19720

Attention: Bank Loan Syndications

Re: Continuation/Conversion Request

Dear Sirs:

Reference is made to the Revolving Credit Agreement, dated as of March 13, 2013 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”), among Avon Products, Inc., Avon Capital Corporation, the Additional Borrowers, banks and other lenders from time to time parties thereto and Citibank, N.A., as Administrative Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

[NAME OF BORROWER] hereby requests pursuant to Section 3.05(a) of the Credit Agreement that on                     ,             :

(1) $        ,000,000 of the presently outstanding principal amount of Loans presently being maintained as [ABR] [Eurodollar] Loans [with an Interest Period ending on                     ,             ],

(2) be [converted into] [continued as],

(3) [Eurodollar Loans having an Interest Period of [one][two][three][six] months] [ABR Loans].

Very truly yours,

[NAME OF BORROWER]

By:
Title:

Exhibit C-1

Exhibit D-1

Form of Additional Borrower [Designation] [Termination]

[Date]

Citibank, N.A.

Building #3

1615 Brett Road

New Castle, Delaware 19720

Attention: Bank Loan Syndications

Re: Additional Borrower Designation

Dear Sirs:

Reference is made to the Revolving Credit Agreement, dated as of March 13, 2013 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Avon Products, Inc., Avon Capital Corporation, the Additional Borrowers, banks and other lenders from time to time parties thereto and Citibank, N.A., as Administrative Agent. Terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1. [Please be advised that the following Subsidiary is hereby designated as an Additional Borrower and, subject to Section 6.04 of the Credit Agreement, such Subsidiary will be authorized to use the credit facilities provided for under the Credit Agreement:] [Please be advised that the designation of the following Subsidiary as an Additional Borrower is terminated effective on the date referred to in paragraph 2 below:]

[Insert Name and

Address of Additional

Borrower]

2. The effective date of this Additional Borrower [Designation] [Termination] will be                  ,             .

Exhibit D-1

Very truly yours,

AVON PRODUCTS, INC.

By:
Title:

[NAME OF ADDITIONAL BORROWER][1]

By:
Title:

Accepted and Acknowledged:

CITIBANK, N.A., as Administrative Agent

By:
Title:

[1]	Additional Borrower signature necessary only in the case of termination of designation.

Exhibit D-1-2

Exhibit D-2

Form of Additional Borrower Confirmation

[Date]

Citibank, N.A.

Building #3

1615 Brett Road

New Castle, Delaware 19720

Attention: Bank Loan Syndications

Re: Additional Borrower Confirmation

Dear Sirs:

Reference is made to the Revolving Credit Agreement, dated as of March 13, 2013 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Avon Products, Inc., Avon Capital Corporation, the Additional Borrowers, banks and other lenders from time to time parties thereto and Citibank, N.A., as Administrative Agent. Terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned (the “New Borrower”) (1) also refers to the Additional Borrower Designation, effective                     ,              (the “Designation Effective Date”), in which the undersigned has been designated an Additional Borrower and (2) hereby confirms that, by its execution hereof, the undersigned acknowledges that it has received a copy of the Credit Agreement, confirms that the representations and warranties contained in Section 5.01 of the Credit Agreement (except the representations and warranties contained in Section 5.01(d)(ii) or 5.01(e)(ii) and any other representation or warranty that expressly relates to a date certain) are true and correct insofar as they relate to the undersigned as of the Designation Effective Date hereof, the conditions specified in Section 6.02 have been satisfied insofar as relate to the undersigned, and agrees that, from and after the Designation Effective Date, subject to Section 6.04 of the Credit Agreement, it shall be a party to the Credit Agreement and shall be bound, as a “Borrower” and an “Additional Borrower”, by all of the provisions thereof.

The New Borrower hereby agrees that service of process in any action or proceeding brought in any New York State court or in federal court may be made upon API at its offices at                     , Attention:                      (the “Process Agent”) and the New Borrower hereby irrevocably appoints the Process Agent to give any notice of any such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.

API hereby accepts such appointment as Process Agent and agrees with you that (i) API will maintain an office in New York, New York through the Termination Date and will give the Administrative Agent prompt notice of any change of address of API, (ii) API will perform its duties as Process Agent to receive on behalf of the New Borrower and its property

Exhibit D-2-1

service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any New York State or federal court sitting in New York City arising out of or relating to the Credit Agreement and (iii) API will forward forthwith to the New Borrower at its address at                      or, if different, its then current address, copies of any summons, complaint and other process which API received in connection with its appointment as Process Agent.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

[NAME OF ADDITIONAL BORROWER]

By:
Title:

AVON PRODUCTS, INC.

By:
Title:

Exhibit D-2

Exhibit E

Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Bank][their respective capacities as Banks] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Bank)][the respective Assignors (in their respective capacities as Banks)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Bank]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate] of [identify Bank]

3.	Borrower(s):

4.	Administrative Agent:	Citibank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $1,000,000,000 Credit Agreement dated as of March 13, 2013 among Avon Products, Inc., a New York corporation, Avon Capital Corporation, a Delaware corporation, each of the Additional Borrowers (as defined therein) from time to time designated as such, each of the Banks parties thereto, Citibank, N.A., as Administrative Agent, and the other agents parties thereto.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/Loans for all Banks[7]	Amount of Commitment/Loans Assigned[3]	Percentage Assigned of Commitment/ Loans[8]		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7.	Trade Date:	][9]

[Page break]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Banks thereunder.
[9]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][10]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][11]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][12] Accepted:

CITIBANK, N.A., as Administrative Agent

By:
Title:

[Consented to:][13]

[10]	Add additional signature blocks as needed.
[11]	Add additional signature blocks as needed.
[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[NAME OF RELEVANT PARTY]

By:
Title:

[13]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Bank; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.08(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.08(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01(a) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Bank.

Exhibit E-1

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit E-2